Exhibit 99.1

GENUITY INC.

Consolidated Financial Statements

as of December 31, 2002 and for the

three years in the period then ended

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

THE FOLLOWING REPORT OF ARTHUR ANDERSEN LLP (“ANDERSEN”) WAS ISSUED BY ANDERSEN ON FEBRUARY 6, 2002 (EXCEPT WITH RESPECT TO THE MATTERS DISCUSSED IN NOTE 19 IN THE FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 2002, AS TO WHICH THE DATE IS MARCH 25, 2002).  THIS REPORT OF ANDERSEN IS INCLUDED IN THIS FILING PURSUANT TO RULE 2-02 OF REGULATION S-X. THE COMPANY HAS NOT BEEN ABLE TO OBTAIN A REISSUED REPORT FROM ANDERSEN.  ANDERSEN HAS NOT CONSENTED TO THE INCLUSION OF THIS REPORT IN THIS FILING. THEREFORE, IT MAY BE DIFFICULT TO SEEK REMEDIES AGAINST ANDERSEN AND THE ABILITY TO RECOVER ANY POTENTIAL DAMAGES AGAINST ANDERSEN MAY BE LIMITED.

To the Board of Directors and Stockholders of Genuity Inc.:

We have audited the accompanying consolidated balance sheets of Genuity Inc. (a Delaware Corporation) and subsidiaries (the “Company”) as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), cash flows, and comprehensive loss for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Boston, Massachusetts

February 6, 2002 (except with respect to
the matters discussed in Note 19, as to
which the date is March 25, 2002)

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Genuity Inc.

We have audited the accompanying consolidated balance sheet of Genuity Inc. (a Delaware Corporation) (the “Company”) as of December 31, 2002 and the related consolidated statements of operations, cash flows, and changes in stockholders’ deficit and comprehensive loss for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Genuity Inc. as of December 31, 2001 and for the years ended December 31, 2000 and 2001 were audited by other auditors who have ceased operations and whose report, as it appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, dated February 6, 2002 (except with respect to the matters discussed in Note 19 as to which the date is March 25, 2002) expressed an unqualified opinion on those statements before the restatement adjustments and disclosures described in Note 3.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2002 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As more fully described in Note 1, on November 27, 2002, the Company filed for protection under the U.S. bankruptcy laws, on February 4, 2003, completed the sale of substantially all of its long-lived assets and operations and is presently preparing a plan of liquidation to be presented to the bankruptcy court. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, particularly in light of management’s plans to present a plan of liquidation to the bankruptcy court.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 3, effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed above, the consolidated financial statements of the Company as of December 31, 2001 and for the years ended December 31, 2000 and 2001 were audited by other auditors who have ceased operations. As described in Notes 3 and 13, the consolidated financial statements have been revised to reflect the 20-to-1 reverse stock split in the statements of operations, balance sheets, and statements of changes in stockholders’ equity (deficit) as well as the disclosures reflected in Notes 3, 4, 14, and 18.  We audited the adjustments that were applied to restate the number of shares and the per share information in the statements of operations, the statements of changes in stockholders’ equity (deficit) and the disclosures reflected in Notes 3, 4, 14 and 18 for the years ended December 31, 2001 and 2000 and the balance sheet at December 31, 2001.  Our procedures included (a) agreeing the authorization for the 20-to-1 reverse stock split to the underlying records obtained from management and (b) testing the mathematical accuracy of the restated number of shares, loss per share and other per share information in the statement of operations, in the statement of changes in stockholders’ equity (deficit) and Notes 3, 4, 14, and 18. In our opinion, such adjustments are appropriate and have been properly applied. In addition, as described in Note 3, the consolidated financial statements have been revised to reflect goodwill and intangible assets separately at December 31, 2001 in the balance sheet and in Note 6 at December 31, 2001.  We audited the adjustments that were applied to restate the balance sheet and the disclosures reflected in Note 6 at December 31, 2001. Our procedures included (a) agreeing the adjusted amounts for goodwill and intangible assets to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy in computing the restated disclosures contained in the notes to the consolidated financial statements. In our opinion, such adjustments for 2001 are appropriate and have been properly applied and the related disclosures in Note 6 are appropriate.  In addition, as described in Note 3, the changes in goodwill for the year ended December 31, 2001, amortization expense for the years ended December 31, 2000 and 2001, and the impairment charge associated with goodwill in 2001 has been disclosed in Note 9.  Our audit procedures with respect to the disclosures in Note 9 at December 31, 2000 and December 31, 2001 included (a) agreeing the amounts for goodwill, additions, deductions, amortization expense and the impairment charge to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy in computing the restated disclosures contained in the notes to the consolidated financial statements.  In our opinion, the disclosures in Note 9 for 2000 and 2001 are appropriate.  Further, as described in Note 3, the financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 9 with respect to 2000 and 2001 included (a) agreeing the previously reported net losses in 2000 and 2001 to the previously issued financial statements and the adjustments to reported net losses in 2000 and 2001 representing amortization expense (including any tax effects) recognized in those periods related to goodwill to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net loss in 2000 and 2001 to reported net loss in 2000 and 2001, and the related loss-per-share amounts. In our opinion, the disclosures for 2000 and 2001 in Note 9 are appropriate. As described in Note 3, these consolidated financial statements have been revised to reflect the cost and accumulated amortization of the components of intangible assets as of December 31, 2001, the amortization expense of intangible assets for the years ended December 31, 2000 and 2001, and the impairment charge associated with intangible assets in 2001 have been disclosed in Note 10.  Our audit procedures with respect to the disclosures reflected in Note 10 at December 31, 2000 and December 31, 2001 included (a) agreeing the adjusted amounts for intangible assets cost and related accumulated amortization, amortization expense, and impairment charge to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy in computing the restated disclosures contained in the notes to the consolidated financial statements.  In our opinion, the disclosures in Note 10 for 2000 and 2001 are appropriate.  However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of the Company other than with respect to such adjustments and disclosures as described in Note 3 and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 23, 2003

GENUITY INC.

(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except Per Share Data)

	Years Ended December 31,
	2000	2001	2002
			(Note 1)
Revenues	$1,136,678	$1,220,560	$974,787
Operating Expenses
Cost of sales	1,271,154	1,321,499	953,171
Selling, general and administrative	552,442	575,126	295,518
Depreciation and amortization	288,134	475,457	264,792
Special items (Notes 6 and 7)	13,544	2,757,338	1,375,673

Total operating expenses	2,125,274	5,129,420	2,889,154

Operating Loss	(988,596)	(3,908,860)	(1,914,367)
Other Income (Expense)
Interest income (expense), net (Note 16)	45,024	(50,271)	(136,530)
Minority interest	—	2,021	—
Other, net	(1,129)	1,231	(952)

Loss From Continuing Operations Before Reorganization Items and Income Taxes	(944,701)	(3,955,879)	(2,051,849)
Reorganization Items
Interest expense	—	—	(8,850)
Interest earned on accumulated cash resulting from Chapter 11 filing	—	—	156
Professional fees	—	—	(2,393)
Loss From Continuing Operations Before Income Taxes	(944,701)	(3,955,879)	(2,062,936)
Income Taxes	2,773	4,474	2,036

Loss From Continuing Operations	(947,474)	(3,960,353)	(2,064,972)
Discontinued Operations
Loss from operations of Integra (including loss on disposal of $71,971)	—	—	(147,454)
Income taxes	—	—	374
Loss from Discontinued Operations	—	—	(147,828)
Net Loss	$(947,474)	$(3,960,353)	$(2,212,800)

Basic and Diluted Loss Per Common Share: (Note 13)
Loss from continuing operations	(178.50)	(394.81)	(183.13)
Loss from discontinued operations	—	—	(13.11)
Net loss	$(178.50)	$(394.81)	$(196.24)

Basic and Diluted Weighted-Average Common Shares Outstanding	5,308	10,031	11,276

The accompanying notes are an integral part of these consolidated financial statements.

GENUITY INC.

(Debtor-in-Possession)

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, except Share Data)

	December 31,
	2001	2002
		(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$956,718	$886,870
Restricted cash	23,000	24,177
Receivables, less allowances of $24,408 and $11,042, respectively	291,476	149,757
Other current assets	55,378	46,191
Total current assets	1,326,572	1,106,995
Property, plant and equipment, net (Sold to Level 3 on February 4, 2003 – Note 1)	1,482,217	500,701
Intangibles, net (Sold to Level 3 on February 4, 2003 – Note 1)	77,648	20,414
Other assets (Sold to Level 3 on February 4, 2003 – Note 1)	17,912	4,397
Goodwill, net	90,122	—
Total assets	$2,994,471	$1,632,507

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities not subject to compromise:
Current liabilities:
Short-term obligations	$157,405	$—
Accounts payable	123,502	4,437
Accrued compensation and related liabilities	45,846	8,631
Accrued circuits	96,958	26,121
Accrued liabilities	243,460	13,897
Deferred revenue	22,204	1,237
Total current liabilities	689,375	54,323
Long-term obligations	2,349,183	—
Other liabilities	60,832	—
Liabilities subject to compromise (Note 11)	—	3,900,119

Total liabilities	3,099,390	3,954,442

Minority interest	3,111	—

Stockholders’ deficit: (Note 13)
Preferred stock—$0.01 par value; 2,500,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock—$0.01 par value; 80,000,000 shares authorized; 10,262,420 and 11,403,576 shares issued and outstanding as of December 31, 2001 and 2002, respectively	103	114
Class B common stock—$0.01 par value; 1,050,000 shares authorized; 912,800 shares issued and outstanding as of December 31, 2001 and 137,201 shares authorized; 1 share issued and outstanding as of December 31, 2002	9	—
Class C common stock—$0.01 par value; 40,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	6,109,016	6,109,016
Accumulated other comprehensive loss	(2,416)	(3,523)
Accumulated deficit	(6,214,742)	(8,427,542)
Total stockholders’ deficit	(108,030)	(2,321,935)
Total liabilities and stockholders’ deficit	$2,994,471	$1,632,507

The accompanying notes are an integral part of these consolidated financial statements.

GENUITY INC.

(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Years Ended December 31,
	2000	2001	2002
			(Note 1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(947,474)	$(3,960,353)	$(2,212,800)
Less loss from discontinued operations	—	—	(147,828)
Loss from continuing operations	(947,474)	(3,960,353)	(2,064,972)
Adjustments to reconcile net loss to net cash used in operations:
Special charge, non-cash portion	—	2,599,931	1,331,052
Depreciation and amortization	288,134	475,457	264,792
Provision for bad debt	31,022	43,971	11,111
Changes in current assets and current liabilities:
Receivables	(166,042)	46,533	120,398
Other current assets	(37,973)	1,231	3,847
Other current liabilities	224,334	(74,201)	59,250
Other, net	(8,887)	43,605	15,152
Net cash used in operating activities	(616,886)	(823,826)	(259,370)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,309,882)	(1,253,684)	(110,197)
Acquisitions, net of cash acquired	—	(1,952)	—
Investments in equity and cost method investees	(20,371)	—	—
Capitalized software	(32,404)	(67,971)	(16,597)
Increase in restricted cash	—	(23,000)	(3,489)
Net cash used in investing activities	(1,362,657)	(1,346,607)	(130,283)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(39,466)	(1,859)	(208,447)
Principal payments under capital lease obligations	(25,954)	(27,355)	(140,197)
Change in note payable/receivable—GTE	(136,484)	—	—
Proceeds from borrowings	—	2,300,000	722,500
Payment of debt issuance costs	—	(12,561)	—
Proceeds from stock offering, net of expenses	1,830,636	—	—
Contributions from GTE	1,213,693	—	—
Net cash provided by financing activities	2,842,425	2,258,225	373,856
Cash used in discontinued operations	—	—	(48,285)
Net increase (decrease) in cash and cash equivalents	862,882	87,792	(64,082)
Cash and cash equivalents, beginning of year	6,044	868,926	956,718
Cash reduction due to deconsolidation (Note 5)	—	—	(5,766)
Adjusted cash and cash equivalents, beginning of year	6,044	868,926	950,952
Cash and cash equivalents, end of year	$868,926	$956,718	$886,870

Supplemental cash flow disclosures:
Cash paid (received) during the year for:
Interest	$8,171	$58,980	$98,800
Reorganization items	$—	$—	$63
Income taxes	$1,937	$1,094	$(489)

Noncash investing and financing activities:
Assets recorded under capital lease obligations	$14,902	$141,973	$368,167
Assets purchased and recorded under accruals	$531,942	$74,771	$102,004
Purchase of 93% ownership interest in Integra (Note 4):
Fair value of assets acquired and goodwill	$—	$147,306	$—
Consideration paid	—	(97,709)	—
Liabilities and minority interest assumed	$—	$49,597	$—

The accompanying notes are an integral part of these consolidated financial statements.

GENUITY INC.

(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF

CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(Dollars and Shares in Thousands)

	Class A Common		Class B Common		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Shares	Stock	Shares	Stock

Balance, December 31, 1999	—	$—	913	$9	$2,972,316	$2,696	$(1,306,915)	$1,668,106
Effect of stock offering, net of $82,407 of offering expenses	8,696	87	—	—	1,830,549	—	—	1,830,636
Tax benefit on exercise of stock options—GTE	—	—	—	—	2,542	—	—	2,542
Capital contributions—GTE	—	—	—	—	1,213,693	—	—	1,213,693
Net loss	—	—	—	—	—	—	(947,474)	(947,474)
Other	—	—	—	—	—	(1,618)	—	(1,618)

Balance, December 31, 2000	8,696	$87	913	$9	$6,019,100	$1,078	$(2,254,389)	$3,765,885
Issuance of shares for acquisition	1,566	16	—	—	89,916	—	—	89,932
Net loss	—	—	—	—	—	—	(3,960,353)	(3,960,353)
Other	—	—	—	—	—	(3,494)	—	(3,494)

Balance, December 31, 2001	10,262	$103	913	$9	$6,109,016	$(2,416)	$(6,214,742)	$(108,030)
Conversion of Class B common stock	1,141	11	(913)	(9)	(2)	—	—	—
Stock option exercise	1	—	—	—	2	—	—	2
Net Loss	—	—	—	—	—	—	(2,212,800)	(2,212,800)
Other	—	—	—	—	—	(1,107)	—	(1,107)

Balance, December 31, 2002	11,404	$114	—	$—	$6,109,016	$(3,523)	$(8,427,542)	$(2,321,935)

The accompanying notes are an integral part of these consolidated financial statements.

GENUITY INC.

(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Dollars in Thousands)

	Years Ended December 31,
	2000	2001	2002

Net Loss	$(947,474)	$(3,960,353)	$(2,212,800)
Other Comprehensive Loss, net of tax:
Foreign currency translation adjustments	965	(3,494)	(1,107)
Reclassification adjustments for losses included in net loss	—	—	464
Unrealized loss on securities	(2,583)	—	—

Other comprehensive loss	(1,618)	(3,494)	(643)

Comprehensive Loss	$(949,092)	$(3,963,847)	$(2,213,443)

The accompanying notes are an integral part of these consolidated financial statements.

GENUITY INC.

(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             Significant Events

Genuity Inc., a Delaware corporation, filed for Chapter 11 protection under the United States Bankruptcy Code on November 27, 2002, and sold substantially all of its and certain of its subsidiaries’ long-lived assets to Level 3 Communications, Inc. and certain of its subsidiaries (collectively, “Level 3”) on February 4, 2003.  Currently, Genuity Inc. and its subsidiaries (“Genuity” or the “Company”) are in the process of preparing a plan of liquidation to be presented to the Court (as defined below) and, as a result, does not expect to continue as a going concern.  Prior to these events, the following occurred.

On July 24, 2002, Verizon Communications Inc. (“Verizon”) converted all but one of its outstanding shares of Class B common stock of Genuity into shares of Class A common stock thereby terminating its right to convert its shares of Class B common stock into a controlling interest in the Company.  After giving effect to this conversion, Verizon held approximately a 10% ownership interest in Genuity, which it subsequently sold to a third party on December 18, 2002. Verizon’s termination of the right to convert its Class B shares into a controlling interest in Genuity resulted in an event of default for amounts outstanding under both the Company’s existing $2.0 billion revolving line of credit facility with a consortium of nine banks (the “Bank Facility”) and the Company’s existing credit facility with a subsidiary of Verizon (the “Verizon Facility”).  As a result, amounts outstanding under these facilities became due upon demand and the Company was prohibited from drawing any further amounts on either of these facilities.  At the time of Verizon’s conversion of shares of Class B common stock, $1.15 billion was outstanding under the Verizon Facility and $1.9 billion was outstanding under the Bank Facility, including a $1.15 billion letter of credit to back a private placement bond transaction and $723 million in additional advances.  Although the default permitted Verizon and the Bank Facility lenders to accelerate the Company’s obligations to repay the outstanding amounts under these facilities, such repayment was not demanded.

On July 22, 2002, prior to Verizon’s termination of its right to convert its Class B shares into a controlling interest in Genuity, the Company provided notice to the Bank Facility lenders requesting to draw the remaining $850 million available under the Bank Facility.  Genuity received $723 million in response to that draw request.

Between July 29, 2002 and November 27, 2002, the Company entered into various standstill agreements with both the Bank Facility lenders, which had funded the $723 million, and Verizon pursuant to which these lenders and Verizon agreed not to accelerate the payment of the amounts outstanding under the Bank Facility and Verizon Facility and to continue restructuring negotiations with the Company. In consideration for these standstill agreements, the Company repaid $208.3 million of the $723 million advance to these Bank Facility lenders.

On November 27, 2002, Genuity Inc. and certain of its subsidiaries filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”). Genuity Inc. filed jointly with the following direct and indirect subsidiaries: BBN Advanced Computers Inc., BBN Certificate Services Inc., BBN Instruments Corporation, BBN Telecom Inc., Bolt Beranek and Newman Corporation, Genuity Business Trust, Genuity Employee Holdings LLC, Genuity International Inc., Genuity International Networks Inc., Genuity International Networks LLC, Genuity Solutions Inc., Genuity Telecom Inc., LightStream Corporation and NapNet L.L.C. (collectively, the “Debtors”). The Debtors remain in possession of their assets and properties, which were not sold to Level 3 as described below, as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. Certain of the subsidiaries of the Company, consisting principally of international subsidiaries, are not debtors (collectively, the “Non-Debtors”) in this bankruptcy proceeding. The Debtors as “debtors-in-possession” continue to operate the Non-Debtor businesses under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code.

Also on November 27, 2002, Genuity Inc. and certain of its subsidiaries (collectively, the “Genuity Sellers”) entered into an asset purchase agreement (the “Level 3 Agreement”) with Level 3, an international communications and information services company, pursuant to which Level 3 agreed to acquire substantially all of the long-lived assets, customers and operations and assume certain obligations of the Genuity Sellers for up to $242 million in cash subject to adjustment.  On January 24, 2003, the Court approved this transaction and on February 4, 2003 the Genuity Sellers and Level 3 consummated the sale.  At the closing, the Genuity Sellers received $117 million in cash and an additional $20 million in cash was placed in escrow to cover future potential indemnification obligations.  Level 3 acquired Genuity’s operations and assumed substantially all of the Company’s customer relationships, including its domestic contract with America Online, Inc. (“AOL”) and certain domestic customer contracts with Verizon.  Level 3 also assumed certain of Genuity’s significant commercial obligations, including its existing long-term managed modem agreements with Verizon and Allegiance Telecom, Genuity’s circuit commitment with Worldcom/MCI and Genuity’s IRU agreement with Qwest. In addition, Level 3 assumed the Company’s obligations under each of Genuity’s senior executive employment agreements.

The Company expects that the purchase price under the Level 3 Agreement will be adjusted for deposits, prepayments and credit balances under customer agreements assumed and assigned to Level 3, deposits and prepayments under vendor agreements and real estate leases assumed and assigned to Level 3 and a pro-rata portion of 2003 property taxes on properties purchased by Level 3.  These adjustments are expected to be finalized by the end of the third quarter of 2003. The Level 3 Agreement also provides that the purchase price may be adjusted downward in the event that Genuity’s recurring revenue for December 2002 and January 2003, as calculated in accordance with the Level 3 Agreement, falls below a specified threshold.

As provided in the Level 3 Agreement, Level 3 had until May 5, 2003 to determine which remaining vendor agreements and real estate leases it would request Genuity to assume and assign to Level 3 and which contracts and leases it would permit Genuity to reject in the bankruptcy proceedings.  For those contracts and leases, which Level 3 permitted Genuity to reject, the effective date of the rejection may be as late as the later of August 4, 2003 or the effective date of Genuity’s Chapter 11 liquidating plan of reorganization. In general, the purchase price under the Level 3 agreement will be increased  $0.27 for every $1.00 of rejection damages incurred by Genuity over $360 million up to a maximum purchase price increase of $64.8 million in respect of contracts and leases specified under the Level 3 Agreement which Level 3 permits Genuity to reject. Level 3 will reimburse Genuity for the operating costs under vendor contracts and real estate leases incurred from February 4, 2003 through the date such contracts and leases are either assumed and assigned to Level 3 or rejected by Genuity.  Under the Level 3 Agreement, the Company will cure any past monetary defaults under those contracts that are ultimately assumed and assigned to Level 3.

Genuity is now working to formulate a plan providing for the liquidation of its remaining assets and distribution of the proceeds to creditors. The Non-Debtors, which are not part of the bankruptcy proceedings, are also winding down their operations. Due to uncertainties regarding the potential claims against Genuity and the amount of available proceeds, it is not possible to predict when the liquidation will be completed or how much will be available for distribution to creditors. Genuity believes that its stockholders will not receive any proceeds from the liquidation and that its common stock will have no value in connection with the liquidation.

Under the Bankruptcy Code, certain claims against the Debtors in existence prior to the filing for Chapter 11 protection are stayed while the Debtors continue business operations as debtors-in-possession. These claims are reflected in the accompanying consolidated balance sheets as “liabilities subject to compromise.” Additional claims may arise subsequent to the filing date from the rejection of executory contracts and real estate leases, and from the determination by the Court (or agreed to by parties-in-interest) of allowed claims for contingencies and other disputed amounts. Included in the accompanying consolidated balance sheets are $3.9 billion of liabilities subject to compromise at December 31, 2002. The claims bar date for the Debtors’ cases, i.e., the deadline by which claimants were required to file claims arising prior to November 27, 2002 in excess of those claims previously submitted to the Court by the Debtors, was April 18, 2003 (the “Bar Date”). The Company is evaluating the additional claims that were submitted through the Bar Date.  Genuity will also evaluate any additional or amended claims submitted after the Bar Date. Should the Debtors, through this ongoing valuation, identify additional liabilities subject to compromise, such amounts will be recognized accordingly. As a result, liabilities subject to compromise are subject to change. Claims classified as liabilities subject to compromise include priority as well as unsecured claims.

The Debtors received approval from the Court to pay or otherwise honor certain of its pre-petition obligations, including certain payments arising from normal business activities to employees and critical vendors.

On January 31, 2003, Genuity announced that it was reducing its workforce by 714 full-time equivalent employees. The Company recognized severance and associated termination benefits of $19.9 million in January 2003 associated with this reduction. As part of the transaction with Level 3, Level 3 hired 1,418 employees from Genuity on February 4, 2003.  Severance and associated termination benefits for these employees totaled $27.5 million and was recognized in February 2003. As of April 30, 2003, there were 101 full-time equivalent employees remaining to finalize the affairs of Genuity.

As provided in the Level 3 Agreement, Level 3 had until May 5, 2003 to determine which real estate leases will be assumed and assigned to Level 3. Subsequent to December 31, 2002, Genuity with Level 3’s permission under the Level 3 Agreement, has rejected various lease agreements for previously vacated properties. In 2001 and 2002, Genuity recorded restructuring reserves associated with these vacated properties equal to the remaining lease obligations net of estimated sublease income. The Company reduced these restructuring reserves by $22.6 million in January 2003 to reflect the expected claims in the bankruptcy proceedings for these rejected leases.

The Company is currently evaluating payments made within 90 days prior to the bankruptcy filing to determine if any payments would be considered preference payments under the Bankruptcy Code.  To the extent any such payments are identified, the Company will start collection proceedings for the claims. Any proceeds received and the corresponding increase in the liability for the associated bankruptcy claim related to these preference claims will be reflected in the period the applicable payment is received.

On January 24, 2003, the Court approved a settlement agreement entered into by Genuity and Verizon on November 27, 2002.  Under the settlement agreement, Genuity agreed to release Verizon, its affiliates, officers, directors, employees and representatives from any claims arising out of or related to (a) the spin-off of Genuity in June 2000, (b) Genuity’s IPO, (c) any actions by Verizon as a customer, creditor, supplier, stockholder or director of Genuity, (d) any inequitable actions by Verizon, (e) the Verizon Facility, (f) Verizon’s termination of its right to convert its shares in Genuity into a controlling interest in Genuity and the resulting termination of the Verizon Facility, (g) the Bank Facility, (h) the sale of substantially all of Genuity’s long-lived assets to Level 3, and other claims related to Genuity.  In return, Verizon agreed to release Genuity, its affiliates, officers, directors, employees and representatives from any claims arising out of or related to (a) the spin-off of Genuity in June 2000, (b) Genuity’s IPO, (c) the management of Genuity, (d) any inequitable conduct, or (e) Genuity’s decision to request a draw under the Bank Facility in July 2002.

2.             Organization

Prior to its initial public offering, Genuity was a wholly-owned subsidiary of GTE Corporation (“GTE”), now part of Verizon. Genuity completed its initial public offering of its Class A common stock on June 30, 2000.

3.             Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”), including the adoption of AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” on November 28, 2002. In addition, the accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. However, in light of the Company’s default under both the Bank Facility and Verizon Facility, the November 27, 2002 filing for Chapter 11 protection and the sale of substantially all of the Company’s long-lived assets to Level 3 on February 4, 2003, the Company’s management intends to liquidate the Company’s remaining business. The consolidated financial statements do not include all adjustments needed to reflect the possible future effects of the bankruptcy proceedings.  The Company is planning to submit a reorganization plan to the Court committing the Company to a liquidation plan. Upon approval of this plan by the Court, the Company will change its financial statement presentation from the going concern basis to the liquidation basis of accounting.

The accompanying consolidated financial statements include the accounts of Genuity Inc. and all of its subsidiaries (both Debtor and Non-Debtor). See Note 24 for a breakout between the Debtor and Non-Debtor entities.

The accompanying consolidated financial statements of Genuity include the accounts of Genuity Inc., its three direct wholly-owned subsidiaries including Genuity Telecom Inc., Genuity Solutions Inc. and Genuity International Networks Inc., and all of its indirect wholly owned or controlled subsidiaries. The audited consolidated financial statements also reflect the acquisition of a 93% ownership interest in Integra S.A. (“Integra”) in 2001, which has been reflected on a discontinued operations basis starting on January 1, 2002. (See Note 4 and Note 5 for further discussion).  All significant intercompany amounts have been eliminated in consolidation.

Genuity prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States, which require that management make estimates and assumptions that affect reported amounts. Actual results could differ from these estimates.

Revenue Recognition

Revenue was generally recognized when services were rendered or products were delivered to customers. Genuity recognized revenues when persuasive evidence of an arrangement between the customer and the Company existed, service had been provided to the customer, the price to the customer was fixed and determinable and collectibility of the sales price was reasonably assured. The Company recognized revenues from financially distressed customers in the period in which cash was received, after the collection of all previous outstanding accounts receivable balances. The Company performs ongoing credit evaluations of our customers’ financial condition and maintains an allowance for estimated credit losses.

Billings made or payments received in advance of providing services were deferred along with the associated costs until the period these services were provided and recognized over the shorter of the remaining contract term or estimated customer relationship. Deferred revenue and advanced payments totaled $22.2 million as of December 31, 2001 and $107.2 million as of December 31, 2002, of which $106.0 million is included in liabilities subject to compromise in the accompanying consolidated balance sheets. The increase in deferred revenue and advanced payments relates primarily to the $100 million prepayment made by Verizon in the second quarter of 2002 and the deferral of AOL dial-up revenues.

Genuity had contracts with some customers that provided service level commitments. If Genuity did not meet the required service levels, it may have been obligated to provide credits, usually in the form of free service for a short period of time. These amounts were accounted for in cost of sales. The credits issued under these arrangements for Genuity’s failure to meet service level commitments have not been material.

The majority of Genuity’s contracts consisted of separate agreements to provide Internet access, Web hosting, transport or value-added eBusiness services to customers.

Prior to the closing of the Level 3 transaction, the Company sold the following services:

Access

Internet access services included dial-up, dedicated and broadband access and voice-over-IP for service providers and enterprise customers. Internet access customers typically signed one or two-year contracts providing for monthly recurring service fees that were earned and recognized based on either fixed fees or usage. Access also included revenue associated with the development, operation and maintenance of a nationwide dial-up network for America Online, Inc. (“America Online” or “AOL”). (See Note 22 for further discussion)

Hosting and Value-Added Services

Web hosting services provided reliable hosting and a high-speed network infrastructure as well as flexible, fast and secure hosting platforms and an experienced technical support staff. Web hosting services included managed hosting, collocation, content delivery and high end managed storage. Value-added services included managed security services and virtual private networks for secure data transmission and professional consulting. Web hosting and value-added services customers typically signed contracts ranging from one to two years. Hosting revenues were based primarily on monthly fees for server management, physical facilities and bandwidth utilization. Revenues for security and virtual private network service contracts were earned and recorded based on fixed, monthly recurring fees.

Transport

Transport services included services such as asynchronous transfer mode, or ATM, and private line services. ATM transfer service, a form of high-speed data transfer, was targeted primarily at enterprises, carriers and Internet service providers with high-bandwidth voice, video and data transmission requirements. Private line service provided dedicated point-to-point transport services through non-switched, non-usage sensitive dedicated facilities. Transport revenues were earned and recognized based on customer usage of circuit mileage and capacity. Transport customers typically signed one or two-year contracts.

International

International revenues included all international revenues for access, web hosting and value-added services and transport. These revenues were recognized on a basis consistent with domestic services. The international contracts typically ranged from one to two years, although longer term contracts were available for certain services.

Research and Development Costs

Research and development costs are expensed as incurred. Genuity’s research and development costs were $18.0 million in 2000,  $15.9 million in 2001 and $6.3 million in 2002 and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Advertising Costs

Genuity expenses the cost of advertising as incurred. Genuity’s advertising expense was $57.4 million, $66.3 million and $37.5 million for the years ended December 31, 2000, 2001 and 2002, respectively. Advertising expense is included as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations.

Income Taxes

Prior to the initial public offering, Genuity filed its federal income tax return on a consolidated basis with GTE. Upon completion of its initial public offering, Genuity was deconsolidated from GTE for income tax purposes. Income tax payments and refunds are determined based on the stand-alone filings of Genuity. The accompanying consolidated financial statements are presented as if Genuity had been a stand-alone company for all periods presented.

Genuity computes current and deferred income tax expense on a stand-alone basis in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes,” which requires recognition of deferred tax liabilities and assets based upon the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. A full valuation allowance has been established to reflect that the deferred tax assets are not likely to be realized.

As of December 31, 2002, Genuity has approximately $2.6 billion of net operating loss carryforwards and $10.0 million of research credit carryforwards. The entire research credit carryforward and approximately $39.9 million of net operating loss carryforwards were generated by BBN Corporation, and are therefore limited in use by Genuity under Internal Revenue Code Section 382.

Cash and Cash Equivalents

Cash and cash equivalents include investments in short-term, highly liquid securities, which have maturities when purchased of three months or less.  In March 2003, JP Morgan Chase Bank released $22.2 million from restricted cash for the benefit of the estate and its creditors.

Deferred Commissions

Genuity defers certain customer acquisition costs in order to recognize those direct costs in the same accounting period as the associated revenues, provided the revenues are earned pursuant to the contract terms. As of December 31, 2001 and 2002, there were approximately $4.7 million and $3.4 million, respectively, of deferred commissions. These deferred costs are included in other current assets in the accompanying consolidated balance sheets.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the assets’ estimated useful lives using the straight-line method. Useful lives used in computing depreciation are as follows: buildings—10 to 30 years, communications network—fiber optic cable—20 to 25 years, communications network—data processing equipment and machinery which include labor and other direct costs—3 to 10 years and furniture and fixtures—5 to 7 years. Leasehold improvements are amortized over the shorter of the lease period or their estimated useful life using the straight-line method. Maintenance and repairs are charged to expense as incurred; improvements are capitalized. In connection with the impairment charges recognized in 2001 and 2002 (See Note 6), the Company reviewed the useful lives used in computing depreciation for property, plant and equipment and determined that the lives were still appropriate.

When property is sold or retired, the cost of the property and the related accumulated depreciation are removed from the consolidated balance sheet and any gain or loss on the transaction is included as a component of operating expenses in the accompanying consolidated statements of operations.

Work in progress represents costs incurred for the build-out and expansion of the network infrastructure, purchase of network hardware and includes engineering costs and capitalized interest. When these assets are placed in service, the costs are recorded in the appropriate property, plant and equipment accounts and depreciation begins.

Prior to the closing of the Level 3 transaction, Genuity leased data communications equipment and facilities under capital lease agreements. The assets under capital lease were recorded at the lower of the assets’ fair value or the present value of future minimum lease payments. Assets under capital leases were depreciated over the shorter of the useful life of the asset or the term of the lease. Depreciation for these assets ranges from 3 to 10 years.

Indefeasible rights of use (“IRU”) agreements are accounted for as service or lease arrangements based on the rights conveyed in the underlying agreements. Agreements qualifying for lease accounting treatment are accounted for as operating or capital leases in accordance with SFAS No. 13, “Accounting for Leases.” IRUs qualifying for capital lease treatment are capitalized within property, plant and equipment as communications network—fiber optic cable. These assets are amortized over the shorter of the assets’ useful life or the underlying lease term. Depreciation for these assets ranges from 20 to 25 years.

The Company had entered into several long-term network agreements for the construction of managed modems. Costs associated with contracts that qualify for capital lease treatment in accordance with SFAS No. 13, “Accounting for Leases,” are capitalized and depreciated over the shorter of the underlying assets’ useful life or lease term. Costs are capitalized within work in progress during the construction phase and classified as communications network-data processing equipment and machinery when the assets have been placed into service. Depreciation for these assets ranges from 3 to 5 years.

Goodwill and Intangibles, Net

Goodwill and intangible assets pertained to the acquisitions of BBN Corporation and Genuity Incorporated, both acquired in 1997 and the acquisition of Integra acquired in September 2001.

The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” in its entirety on January 1, 2002 and, as a result, ceased the amortization of goodwill.

The Company determined that the goodwill and intangibles associated with the acquisition of BBN Corporation by GTE were impaired as of December 31, 2001 and recorded an impairment charge to write the goodwill and intangible assets down to a fair value of $0. The Company performed another impairment test for goodwill and intangible assets as of July 1, 2002, the reporting date closest to July 24, 2002, the date that Verizon announced that it was terminating its right to convert its Class B shares into a controlling interest in Genuity. As a result of this impairment test, the Company recorded an impairment charge to write down the goodwill and intangible assets associated with the acquisition of Genuity Incorporated by GTE to a fair value of $0.  Also in 2002, the goodwill and intangibles associated with the Integra acquisition were reduced to a fair value of $0, as a result of the deconsolidation and impairment of the investment in Integra.  (See Note 5 for further discussion.)

The remaining amounts within intangible assets as of December 31, 2002 pertain to internal use software, which is amortized on a straight-line basis over 3 to 5 years. Software maintenance costs are expensed as incurred.

Valuation of Assets

The impairment of tangible and intangible assets is assessed when changes in circumstances indicate that their carrying value may not be recoverable. Prior to January 1, 2002, impairment determinations were based on the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” Under SFAS No. 121, when indicators of impairment were present a determination of impairment, if any, was made based on a comparison of the estimated undiscounted future cash flows, salvage value or expected net sales proceeds, depending on the circumstances, to the carrying value of the asset. An impairment loss would be measured based on the amount by which the carrying amount of the asset exceeds the fair value of the asset. In instances where goodwill had been recorded in connection with impaired assets, the carrying amount of the goodwill was first eliminated before any reduction to the carrying value of tangible or identifiable intangible assets. Effective January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement retains the requirements of SFAS No. 121 to recognize an impairment loss when indicators of impairment are present only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and to measure an impairment loss as the difference between the carrying amount and fair value of the asset. The Company also adopted SFAS No. 142 on January 1, 2002. Pursuant to this statement, the Company is required to record an impairment loss on goodwill whenever the fair value of the underlying reporting unit does not support the carrying value of goodwill. Genuity’s policy is to record asset impairment losses as well as net gains or losses on sales of assets as a component of operating expenses.

Impairment losses of approximately $15.3 million, $2.6 billion and $1.3 billion for the years ended December 31, 2000, 2001 and 2002, respectively, are included in special items in the accompanying consolidated statements of operations (See Note 6 and 7 for further discussion).

Debt Issuance Costs

Costs incurred in connection with the issuance of debt were amortized to interest expense using the effective interest rate method over the terms of the corresponding borrowings. The unamortized debt issuance costs totaled $11.8 million as of December 31, 2001, and are included in other assets in the accompanying consolidated balance sheets. The remaining balance was amortized to interest expense within reorganization items in the accompanying consolidated statements of operations in the fourth quarter of 2002.

Concentrations of Credit Risk and Significant Customers

Genuity’s accounts receivable are subject to credit risk. Genuity performs regular credit evaluations of its customers’ financial condition and maintains allowances for potential credit losses. Genuity’s risk of loss was limited due to its ability to terminate service on delinquent accounts. The credit risk was also mitigated by the large number of customers comprising the customer base, with the exception of two large customers, America Online and Verizon.  The receivable balance as of December 31, 2002 includes certain amounts, which are significantly past due as a result of the bankruptcy filing.  Many of these receivables are from customers whom the Company also owes liabilities, which became subject to compromise as of the bankruptcy filing on November 27, 2002.  The Company has performed an assessment of the collectibility of these receivables and adjusted the allowance for doubtful accounts to properly reflect the receivables at an estimated net realizable value.  A portion of these receivables may ultimately not be received in cash, but alternatively used to offset a portion of any corresponding bankruptcy claim held by the customers, as determined by the Court.

America Online

Revenues from AOL Time Warner, Inc. (“AOLTW”), the parent company of America Online, in relation to Genuity’s total revenues are significant. Revenues from AOLTW represented $453.1 million, or 40%, $423.4 million, or 35%, and $366.1 million, or 38%, of Genuity’s total revenues for the years ended December 31, 2000, 2001 and 2002, respectively. The average accounts receivable balance for amounts owed to Genuity by AOLTW represented $87.9 million, or 28% of Genuity’s ending gross accounts receivable balance at December 31, 2001. The total accounts receivable balance for amounts owed to Genuity by AOLTW represented $37.1 million, or 23%, of Genuity’s ending gross accounts receivable balance at December 31, 2002. (See Note 22 for further discussion.)

Verizon

Revenues from Verizon were $102.9 million, or 9%, $229.5 million, or 19%, and $245.9 million, or 25%, of Genuity’s total revenues for the years ended December 31, 2000, 2001 and 2002, respectively. The average accounts receivable balance for amounts owed to Genuity by Verizon represented $84.3 million, or 27%, of Genuity’s ending gross accounts receivable balance at December 31, 2001. The total accounts receivable balance for amounts owed to Genuity by Verizon represented $65.5 million, or 41%, of Genuity’s ending gross accounts receivable balance at December 31, 2002. (See Note 23 for further discussion.)

Financial Instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable, and debt. The fair values of financial instruments, excluding debt, included in the accompanying consolidated balance sheets closely approximate their recorded values. Prior to the July 24, 2002 event of default on the Bank and Verizon Facilities and the subsequent bankruptcy filing, the carrying value of long-term debt approximated its fair value as the debt bears variable interest rates that adjust frequently.  Since the occurrence of these events, the Company cannot estimate the fair value of its debt.

Comprehensive Loss

Comprehensive loss is the change in equity from non-owner transactions. Included in other comprehensive loss are foreign currency translation gains and losses and unrealized gains and losses on available-for-sale securities.

Stock-Based Compensation

Stock options issued to employees and directors are accounted for in accordance with APB No. 25, “Accounting for Stock Issued to Employees,” as interpreted by Financial Accounting Standards Board (“FASB”) Interpretation No. 44 (“FIN 44”), under which there is no charge to earnings for stock options granted with an exercise price equal to the market price of the common stock on the date of grant.

Under SFAS No. 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service or vesting period. Had compensation cost for Genuity’s stock options been determined under SFAS No. 123, based on the fair market value at the grant dates, pro forma net loss and basic and diluted loss per share of Genuity would have been as follows (in thousands, except per share amounts):

	Years Ended December 31,
	2000	2001	2002

Net loss
As Reported	$(947,474)	$(3,960,353)	$(2,212,800)
Compensation Expense	—	—	—
Pro Forma Compensation Expense	(97,644)	(163,964)	(84,650)
Pro Forma	$(1,045,118)	$(4,124,317)	$(2,297,450)
Basic and diluted loss per share
As Reported	$(178.50)	$(394.81)	$(196.24)
Compensation Expense	—	—	—
Pro Forma Compensation Expense	(18.39)	(16.35)	(7.51)
Pro Forma	$(196.89)	$(411.16)	$(203.75)

Loss per Share

Basic earnings or loss per share (“EPS”) is measured as the income or loss attributable to common stockholders divided by the weighted-average outstanding common shares for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the later of the date of issuance or the beginning of the periods presented. Potential common shares that have an anti-dilutive effect are excluded from diluted EPS. Contingently issuable shares are included in the calculation of diluted EPS if all of the necessary conditions regarding the share issuance have been met as of the end of the reporting period.

Foreign Currency Translation

Assets and liabilities of units operating in foreign countries are translated into U.S. dollars using the exchange rates in effect on the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the period.

Recent Accounting Pronouncements

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and rescinds Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost, as defined in EITF Issue No. 94-3, was recognized at the date of an entity’s commitment to an exit plan. This Statement also establishes that fair value should be used for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of this statement is not expected to have a material effect on the Company’s results of operations or financial position.

In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13 and Technical Corrections.” This Statement rescinds SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt” and amends SFAS No. 64 “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” by restricting the reporting of extinguishments of debt as extraordinary items in the income statement to limited circumstances. This Statement amends SFAS No. 13 “Accounting for Leases” to require sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of this Statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of this Statement related to SFAS No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of this Statement shall be effective for financial statements issued on or after May 15, 2002. The adoption of this statement is not expected to have a material effect on the Company’s results of operations or financial position.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. Under SFAS No 143, the fair value of a liability for an asset retirement obligation is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Additionally, the associated asset retirement costs are required to be capitalized as part of the carrying amount of the long-lived asset. This Statement is effective for all fiscal years beginning after June 15, 2002. The adoption of this statement is not expected to have a material effect on the Company’s results of operations or financial position.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45’) “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others”. FIN 45 clarifies the requirement for recognition of a liability for the fair value of the obligation at the inception of certain guarantees, as defined in FIN 45. This interpretation also elaborates on interim and annual disclosure requirements.  The provisions of this Interpretation related to the initial recognition and measurement of guarantees applies on a prospective basis to those guarantees issued or modified after December 31, 2002. The provisions of this Interpretation related to disclosure are effective for financial statements of periods ending after December 15, 2002.  The adoption of this statement is not expected to have a material effect on the Company’s results of operations or financial position.

Reclassifications

Certain reclassifications and adjustments have been made to the 2000 and 2001 financial statements to conform to the 2002 presentation.  These reclassifications included: 1) adjustments related to the Company’s 20-to-1 reverse stock split completed on May 30, 2002, 2) adjustments related to the separate disclosure of goodwill and intangibles as of December 31, 2001, 3) expanded disclosures in Notes 9 and 10 to comply with the requirements of SFAS No. 142, and 5) expanded disclosure in Note 9 of goodwill, additions, deductions, amortization expense and impairment charge and in Note 10 of intangible assets cost, accumulated amortization, amortization expense and impairment charge.  Such reclassifications and adjustments have no effect on previously reported net loss or stockholders’ deficit.

4.             Acquisition

The share amounts included in the paragraphs below have not been adjusted, except as noted, to reflect the reverse stock split which was completed on May 30, 2002. (See Note 13 for further discussion.)

On May 31, 2001, Genuity signed a definitive letter of intent to acquire the outstanding shares of Integra S.A. (“Integra”), a provider of managed hosting and eBusiness solutions in Europe.

As a result of the exchange offer for Integra, Genuity acquired a total of 41,429,914 Integra shares. Each participating Integra shareholder received three shares of Genuity Class A common stock for every four Integra shares tendered. Holders of Integra stock options and stock warrants received 0.068 shares of Genuity Class A common stock for each Integra stock option or stock warrant renounced. On September 21, 2001, Genuity issued 25,643,243 shares of Class A common stock in connection with the closing of the initial Integra exchange offer. On October 11, 2001, Genuity issued an additional 3,474,596 shares of Class A common stock in connection with the reopened Integra exchange offer and 2,217,561 shares of Class A common stock in a private placement with certain Integra shareholders. During the fourth quarter of 2001, Genuity purchased approximately 538,000 shares of Integra for cash in open market transactions on the Nouveau Marché.

The total purchase price of $97.7 million includes the purchase of approximately 93% of Integra’s outstanding shares and acquisition costs of approximately $7.1 million. The $2.87 per share value of the common stock issued was based on the average closing price of the Company’s stock for the period covering several days before and after July 6, 2001, the date the terms of the exchange offer were approved by the Conseil des Marches Financiers (“CMF”) and the Commission des Opérations de Bourse (“COB”), the French Stock Market Authorities, and such approval was publicly announced.

The following table summarizes the purchase method of accounting for the acquisition and the estimated fair values of the assets acquired and the liabilities assumed (in thousands):

Allocation of Purchase Price
Cash and Cash Equivalents	$5,573
Receivables	12,520
Property, Plant and Equipment	47,803
Other Assets	10,471
Goodwill and Acquired Intangibles	70,939

Total Assets	147,306
Liabilities	44,465
Minority Interest	5,132

Net Assets	$97,709

Consideration:
Common Stock Issued	$313
Additional Paid-in Capital	89,619
Acquisition Costs	7,148
Cash	629

Total Consideration	$97,709

In accordance with SFAS No. 142, the goodwill associated with this acquisition is not amortized, but assessed for impairment on a periodic basis. The goodwill associated with this acquisition has been allocated to the International segment. (See Note 9 for further discussion.)

The acquisition was recorded under the purchase method of accounting as of September 30, 2001. The operating results of Integra were included in Genuity’s consolidated statement of operations beginning October 1, 2001, the first reporting period subsequent to the consummation date of September 21, 2001. No event occurred between September 21, 2001 and September 30, 2001 at Integra that would have materially affected Genuity’s consolidated financial position or results of operations.

The following consolidated results of operations are presented as if the acquisition of Integra had been made at the beginning of the periods presented.  The per share and share amounts reflect the impact of the May 30, 2002 reverse stock split. (in thousands, except per share amounts):

	Years Ended December 31,
	2000	2001

Revenue	$1,184,088	$1,252,892
Operating Loss	$(1,231,920)	$(3,970,479)
Net Loss	$(1,171,380)	$(4,016,319)

Basic and Diluted Loss Per Common Share	$(170.38)	$(359.40)

Basic and Diluted Weighted-Average Common Shares Outstanding	6,875	11,175

The pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or indicative of the future results of the combined operations.

5.             Discontinued Operations

During the second quarter of 2002, the Company identified certain international businesses of Integra, which would be exited including entities in Italy, Spain and Norway. The Company recorded a loss of approximately $11.1 million reflecting the estimated loss on disposal of these international entities.

On August 10, 2002, the Company ceased funding to Integra, a company which was accounted for on a consolidated basis within Genuity’s international segment. On September 3, 2002, Integra filed for bankruptcy with the Commercial Court of Nanterre in France. Genuity deconsolidated its investment in Integra as of August 31, 2002 upon the loss of control resulting from these events. On October 1, 2002, the Court approved the liquidation of Integra. Based on the loss of control of Integra and the bankruptcy proceeding, the Company viewed its investment in Integra as abandoned and therefore, the financial position and results of operations of Integra for 2002 have been reflected as a discontinued operation in the accompanying consolidated financial statements in accordance with SFAS No. 144. Prior period financial results of the Company have not been restated to reflect Integra as a discontinued operation as the results were not material.

Upon deconsolidation, the net investment in Integra, accounted for under the equity method of accounting, was deemed to be permanently impaired and the Company recognized a $72 million impairment loss in September 2002, to write down the net investment in Integra to its estimated fair value of $0.

From January 1, 2002 through August 31, 2002, revenues and pretax losses for Integra were $14.9 million and $75.5 million, respectively.

6.             Special Items - Impairment

In 2001, the Company recorded an impairment charge of $2.6 billion related to its long-lived assets in accordance with SFAS

No. 121. At that time, the Company’s estimates of undiscounted cash flows did not support the carrying amounts for the direct assets, goodwill and intangible assets of the AOL/Dial and International Access lines of business, as well as the Company’s fiber-optic network (Global Network Infrastructure), and the impairment charge consisted principally of charges related to those assets.  The components of the charge taken during the fourth quarter of 2001, which are included in special items in the accompanying consolidated statements of operations, are as follows (in millions):

Deployed Plant	$1,772
Work in Progress	336
Goodwill	330
Acquired Intangibles	51
Cost Method Investments	20
Intangibles & Other Assets	74

Total Impairment Charge	$2,583

By Segment:
Access	$669
GNI/Transport	1,792
International	65
Other	57

$2,583

In the second quarter of 2002, the leasehold improvements associated with facilities being exited pursuant to a planned restructuring (See Note 7 for further discussion) were evaluated for impairment. This evaluation indicated that the fair value of the leasehold improvements was $0 and as a result, the Company recorded an impairment loss of approximately $47.6 million. In addition, the Company recognized a $58.0 million impairment loss associated with certain indefeasible rights of use for fiber optic cable to write the assets down to a fair value of $0 due to the insolvency of the fiber optic cable providers and the Company’s plan to discontinue use of the fiber.

On July 24, 2002 Verizon converted all but one of its outstanding shares of Class B common stock of Genuity into shares of Class A common stock and terminated its existing credit facility, the Verizon Facility, with the Company. Verizon’s termination of the right to convert its Class B shares into a controlling interest in Genuity resulted in an event of default for amounts outstanding under the Verizon Facility and the Bank Facility, thereby rendering amounts outstanding under these facilities due upon demand, and eliminating the Company’s ability to draw any further amounts on these facilities. As a result of this event, the Company began discussions to restructure its debt obligations, assessed its ability to raise additional financing, re-evaluated its business plan under various possible scenarios, and began discussions with various parties regarding the potential sale of certain assets. Without the availability of funding under the Verizon Facility and Bank Facility or alternative sources of adequate financing, the Company would not be able to fund its expected future operating losses and capital requirements. This indicated that the Company may not be able to recover the carrying value of its long-lived assets. Furthermore, the continued weakness in demand for telecommunication services, the perceived uncertainty by the Company’s then current customers about the Company’s viability absent the Verizon support, coupled with the filing for bankruptcy by a large number of other large telecommunications service providers in mid-2002, as well as the results of discussions with potential acquirers of some of the Company’s assets indicated that a significant decline in the market value of the Company’s long-lived assets existed. These indicators prompted the Company to perform an assessment of the carrying value of its long-lived assets pursuant to SFAS No. 144.

Since December 31, 2001, there had been a substantial decline in the value of network and related equipment as evidenced by the numerous bankruptcy filings in 2002 within the industry. In addition, Verizon’s July 24, 2002 decision adversely affected the long-term prospects of the Company. Although the short-term contractual arrangements between Genuity and Verizon remained intact, Verizon’s decision significantly reduced the projected cash flows for many of Genuity’s product lines.

Consistent with the methodology used at December 31, 2001, management prepared a cash flow analysis by reporting segment for each line of business. The undiscounted cash flows were compared to the carrying values associated with each line of business. The lines of business represent various product lines within each of the Company’s four operating segments: Access, Hosting and Value-Added Services, Transport and International including International Access and International Hosting and Value-Added Services. The undiscounted cash flows did not support the carrying values for these lines of business. For this analysis, the Company considered its fiber optic network, including the indefeasible rights to use fiber optic cable, the opto-electronics associated with the lit fiber, the points of presence and other equipment associated with the network, to be a shared asset utilized by all business lines. Based on the cash flow analysis, there were no excess cash flows available to support the carrying value of the fiber optic network.

In accordance with SFAS No. 144, the measurement of an impairment loss should be based on the fair value of the asset. At that time, management determined that the best measure of fair value for substantially all of the assets that were impaired would be a review of recent transactions within the industry, prices for similar assets and, for the AOL/Dial business, present value techniques. The Company had an independent valuation performed to determine the fair value of these assets. As a result of this analysis, the Company recorded an impairment charge of $861.8 million in the third quarter of 2002 to write down the deployed plant to its fair value.

The impairment charge recorded during the quarter ended September 30, 2002 includes a further impairment of the assets impaired in 2001, as well as an impairment of the assets associated with the Company’s Hosting and Value-Added Services line of business, and Dial related assets. The impairment charge recorded during the quarter ended September 30, 2002 related to non-Dial Access services is due to lower growth rates arising, in part, from the expected reduced long-term commercial relationship with Verizon. With respect to the Hosting line of business, the impairment charge is due to the fact that the Company’s expectations of cash flows associated with this line of business had declined from December 31, 2001 given a decline in the demand for, and future revenue expected from, hosting services. Furthermore, revised fair value estimates associated with the Company’s AOL/Dial business resulted in a further impairment of these assets. Finally, as it relates to the GNI and Transport line of business, a more severe depression in the fair value of telecommunications network and related equipment as evidenced by the numerous bankruptcy filings in 2002 of telecommunications service providers and the resulting values realized for these assets upon liquidation or re-emergence from bankruptcy by these companies contributed to the additional charge recorded in 2002.

In conjunction with the fair value assessment for the property, plant and equipment, the Company also performed an impairment assessment for the remaining goodwill and acquired intangibles in accordance with SFAS No. 142. Based on the results of the impairment assessment, the Company recorded an impairment charge of $80 million to writedown the goodwill and acquired intangibles to a fair value of $0.

The Company’s filing for Chapter 11 protection under the bankruptcy code, its agreement to sell substantially all of its long-lived assets to Level 3 and certain decisions made by Level 3 subsequent to the closing of the Level 3 Agreement to reject certain assets and related liabilities as part of the acquisition, prompted management to assess whether there was further impairment associated with its long-lived assets as of November 27, 2002 in accordance with SFAS 144.  The Company assessed impairment separately for those assets that Level 3 has excluded subsequent to the closing of the Level 3 Agreement, and those that Level 3 has assumed.

For those assets that Level 3 excluded, management believes that the anticipated cash flows from these assets are expected to be negative.  Furthermore, management expects these assets to be abandoned and that very little value will be realized from them.  Therefore, management believes that these assets are impaired and has written the value of these assets down to $0 representing management’s best estimate of fair value. For those assets which Level 3 has acquired, management believes that the best measure of undiscounted cash flows to be compared to these assets are the proceeds that the Company received from Level 3 in February 2003 as part of the sale transaction.  In comparing the proceeds received to the carrying value of the assets, the carrying value exceeded the proceeds indicating these assets were impaired.  The Company has recorded an impairment charge of $239.9 million in the fourth quarter of 2002 to reflect the carrying value of the long-lived assets at their estimated fair value.

For the year ended December 31, 2002, the Company recorded an impairment charge of $1.3 billion based on the amount by which the carrying amount exceeded the fair value. The components of the charge, which are included in special items in the accompanying consolidated statements of operations, are as follows (in millions):

Deployed Plant	$1,207
Assets Held for Sale	44
Goodwill and Intangibles	80

Total Impairment Charge	$1,331

By Segment:
Access	$364
Hosting	278
GNI/Transport	369
International	79
Other	241

$1,331

7.             Special Items-Restructuring Charge

Special items include costs associated with the impairment of certain assets, net gains (losses) on fixed asset sales, costs associated with the Company’s workforce reduction initiatives and other costs related to facilities that will be exited. The $2.8 billion and $1.4 billion special charges for the years ended December 31, 2001 and 2002, respectively, include the following (in millions):

	For the years ended December 31,
	2001	2002

Reduction in Force	$39.6	$11.4
Facilities Exit Costs	80.2	32.3
Contract Termination Costs	54.5	(4.8)
Asset Impairment (Note 6 and Note 8)	2,583.0	1,331.1
(Gain) Loss on Fixed Asset Sales	—	5.7

Total Special Items	$2,757.3	$1,375.7

On May 3, 2001, the Company announced a plan to reduce future expenditures. This plan resulted in a reduction of the Company’s full-time equivalent employees by 964, or 16%, and a reduction of 2001 capital expenditures from $2.2 billion to $1.4 billion. The projected 2001 capital expenditures were further reduced to a range of $1.2 billion to $1.25 billion on August 22, 2001. The reduction in the number of employees impacted multiple functional areas throughout the Company. All 964 full-time equivalent employees were terminated as of August 31, 2001, including 776 employees and 188 contractors. Severance and associated termination benefits for the 776 employees included in the restructuring charge in 2001 were approximately $17.9 million.

In the fourth quarter of 2001, the Company announced several cost saving initiatives. These included the decision to de-emphasize and later exit the wholesale dial-up access business, with the exception of the Company’s two largest customers, AOL and Verizon, and an expected reduction in the future capital expenditure program. In addition, on November 1, 2001 the Company announced a company-wide restructuring and cost savings plan. This included a reduction in the U.S.-based full-time equivalent employees by 1,098, or 21%, including 979 full-time employees and 119 contractor positions. Of the 1,098 full-time equivalent employees terminated, 922 were terminated in the fourth quarter of 2001 and the remaining 176, supporting the Company’s international operations received a termination notification in the fourth quarter of 2001 and ceased employment in the first quarter of 2002. Severance and associated termination benefits for the 979 employees included in the restructuring charge in 2001 were approximately $21.7 million.

The Company has vacated each of the 58 locations identified by the Company in 2001 as sites to be exited. These sites included a data center, several POP facilities, sales sites and administrative buildings. The lease termination dates on some of the underlying sites extended through 2030. Facility and equipment related costs of approximately $83.2 million in the 2001 restructuring charges include lease termination costs, future lease commitments, net of estimated recoveries from subleasing and impairment losses related to leasehold improvements. The Company also recorded a $3.0 million adjustment in the fourth quarter of 2001 to reduce the estimated lease termination costs recorded in the second quarter of 2001.

The remaining costs within the 2001 restructuring charges of $54.5 million represent various contract termination costs including the expected termination costs associated with the Company’s decision to exit the wholesale dial-up access business.

During the first quarter of 2002, the Company completed its reduction in workforce as part of the Company’s cost saving initiatives that were previously announced during the fourth quarter of 2001. This included an additional reduction in the U.S.-based full-time equivalent employees by 231. The 231 full-time equivalent employees included 189 full-time employees and 42 contractor positions. Severance and associated termination benefits for the 189 employees included in the restructuring charge were approximately $2.2 million.

On May 2, 2002, the Company announced an additional headcount reduction. Genuity reduced its headcount by an additional 664 full-time equivalent employees during the second quarter. Severance and associated termination benefits included in the restructuring charge for the quarter ended June 30, 2002 were approximately $8.6 million. The Company identified 17 additional facilities, which would be exited including POP facilities, sales sites and administrative buildings. The Company has vacated 13 of the facilities and anticipates that two of the remaining locations will be vacated by August of 2003. In the third quarter of 2002, the Company reduced the restructuring charge for the cost of two facilities that the Company decided not to vacate. Facility and related costs of approximately $27.6 million in the restructuring charge include lease termination costs and future lease commitments, net of estimated recoveries from subleasing.

In the third quarter of 2002, the Company recorded an adjustment to increase the estimated severance costs associated with the second quarter reduction in force by $0.6 million, an adjustment to increase the estimated facility exit costs by $6.7 million, an adjustment to reduce the estimate facility exit costs by $2.0 million related to the cost of two facilities which will no longer be vacated and an adjustment to reduce the contract termination costs recorded in the fourth quarter of 2001 by $4.8 million.

As a result of these restructuring actions taken in 2001 and 2002, the Company has recorded a cumulative restructuring charge, which is included in special items in 2001 and 2002, totaling $213.2 million associated with the reduction in force and the reduced capital expenditure program. As of December 31, 2002, approximately $103.1 million had been paid, including approximately $43.0 million related to employee severance and associated benefits and approximately $21 million related to impairment losses associated with leasehold improvements on vacated facilities and $8.8 million represents a write-off of restructuring reserves associated with Integra. The remaining accrual associated with the restructuring charge was approximately $80.3 million as of December 31, 2002.

The activity for 2002 associated with the restructuring charge was as follows (in thousands):

Balance as of January 1, 2002	$115,314
Restructuring charge	38,975
Cash paid	(65,134)
Adjustments	(8,839)
Balance as of December 31, 2002	$80,316

As of December 31, 2002, the accrued restructuring liability is included in accrued liabilities within liabilities subject to compromise in the accompanying consolidated balance sheets.

8.             Property, Plant and Equipment, Net (Sold to Level 3 on February 4, 2003 – Note 1)

Property, plant and equipment, net, was comprised of the following (in thousands):

	December 31,
	2001	2002

Land	$10,020	$9,421
Buildings	108,472	45,116
Communications network—fiber optic cable	239,626	18,834
Communications network—data processing equipment and machinery	812,509	457,420
Furniture and fixtures	42,126	10,898
Leasehold improvements	261,471	—
Work in progress	282,956	15,003
Subtotal	1,757,180	556,692
Accumulated depreciation	(274,963)	(55,991)
Total	$1,482,217	$500,701

The assets remaining as of December 31, 2002 represent assets that were sold to Level 3 in February 2003 (See Note 1 for further discussion).

Depreciation expense was $224.3 million, $406.3 million and $240.3 million for the years ended December 31, 2000, 2001 and 2002, respectively. Interest costs capitalized as part of property, plant and equipment were $1.2 million, $4.9 million and $1.0 million for the years ended December 31, 2000, 2001 and 2002, respectively.

In the second quarter of 2002, the leasehold improvements associated with the facilities being exited pursuant to a planned restructuring (See Note 7 for further discussion) were evaluated for impairment. This evaluation indicated that the fair value of the leasehold improvements was $0 and as a result, the Company recorded an impairment loss of approximately $47.6 million. In addition, the Company recognized a $58.0 million impairment loss associated with certain indefeasible rights of use for fiber optic cable to write the assets down to a fair value of $0 due to the insolvency of the fiber optic cable providers and the Company’s plan to discontinue use of the fiber.

Verizon’s termination of its right to convert its Class B shares into a controlling interest in Genuity on July 24, 2002 and the resulting impact on Genuity’s debt and projected future revenues, indicated that the property, plant and equipment may have been impaired. The Company performed an impairment assessment as of July 1, 2002, the beginning of the closest reporting period to July 24, 2002. Based on the results of the impairment test, the Company recorded an impairment of $861.8 million as of July 1, 2002 to reduce the carrying amounts of the property, plant and equipment to fair value. (See Note 6 for further discussion.)

As part of the Level 3 Agreement, Level 3 agreed to purchase substantially all of the long-lived assets of the Company, excluding the assets of the Non-Debtors, leasehold improvements and those assets under service arrangements, which Level 3 has not assumed, including certain capital leases.  The Company assessed impairment separately for those assets that Level 3 had rejected subsequent to the closing of the Level 3 Agreement, and those that Level 3 had assumed.  As a result of this assessment, the Company recorded a $239.9 million impairment charge, of which $237.4 million relates to property, plant and equipment, in the fourth quarter of 2002 to write the assets down to a fair value of $0.  This impairment charge is included within special items in the accompanying consolidated statements of operations.

9.             Goodwill, Net

The activity related to goodwill for the years ended December 31, 2001 and 2002, was comprised of the following (in thousands):

	2001
	Access	Hosting	International	Total

Beginning balance	$350,917	$48,412	$—	$399,329
Additions	—	—	49,686	49,686
Deductions	(350,917)	(6,999)	(977)	(358,893)
Ending balance	$—	$41,413	$48,709	$90,122

	2002
	Access	Hosting	International	Total

Beginning balance	$—	$41,413	$48,709	$90,122
Additions	—	—	11,747	11,747
Deductions	—	(41,413)	(60,456)	(101,869)
Ending balance	$—	$—	$—	$—

Amortization expense was $28.3 million and $28.8 million for the years ended December 31, 2000 and 2001, respectively. The Company recorded a $329.6 million impairment charge associated with goodwill in the fourth quarter of 2001. (See Note 6 for further discussion.) Verizon’s termination of its right to convert its Class B shares into a controlling interest in Genuity on July 24, 2002 and the resulting impact on Genuity’s debt and projected future revenues, indicated that the goodwill may have been further impaired. The Company performed an impairment assessment as of July 1, 2002, the closest reporting period to July 24, 2002. Based on the results of the impairment test we recorded an impairment of $41.4 million as of July 1, 2002 to reduce the carrying value of goodwill to its fair value. (See Note 6 for further discussion.) The Company recognized a $60.5 million reduction in goodwill associated with the acquisition of Integra to writedown the goodwill to an estimated fair value of $0 in September 2002 as a result of the deconsolidation of Integra and subsequent impairment. (See Note 5 for further discussion.)

In 2001, the additions to goodwill related to the acquisition of Integra during the fourth quarter of 2001.  The deductions in goodwill related primarily to the write down of assets in the Access segment and the amortization of goodwill. In 2002, the additions to goodwill relate primarily to a reclassification from acquired intangibles to goodwill resulting from the final valuation study completed for the acquisition of Integra.

The Company adopted SFAS No. 142 on January 1, 2002. The following table compares years 2000, 2001 and 2002, assuming that SFAS No. 142 was applied prior to January 1, 2002 and goodwill was not amortized in those prior periods (in thousands, except per share data):

	For the years ended December 31,
	2000	2001	2002

Reported Loss From Continuing Operations	$(947,474)	$(3,960,353)	$(2,064,972)
Goodwill Amortization	28,267	28,846	—
Adjusted Loss From Continuing Operations	$(919,207)	$(3,931,507)	$(2,064,972)

Basic and Diluted Earnings (Loss) Per Common Share
Reported Loss From Continuing Operations Per Share	$(178.50)	$(394.81)	$(183.13)
Goodwill Amortization Per Share	5.33	2.87	—
Adjusted Loss From Continuing Operations Per Share	$(173.17)	$(391.94)	$(183.13)

10.          Intangibles, Net (Sold to Level 3 on February 4, 2003 – Note 1)

Intangibles, net, was comprised of the following (in thousands):

	December 31, 2001			December 31, 2002
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value

Intangible Assets
Customer lists	$4,000	$(2,333)	$1,667	$—	$—	$—
Trademarks	4,000	(2,332)	1,668	—	—	—
Developed technology	19,000	(19,000)	—	—	—	—
Other intangibles	21,282	(856)	20,426	—	—	—
Internal use software	93,832	(39,945)	53,887	26,147	(5,733)	20,414
Total	$142,114	$(64,466)	$77,648	$26,147	$(5,733)	$20,414

The assets remaining as of December 31, 2002 represent assets that were sold to Level 3 in February 2003 (See Note 1 for further discussion).

Amortization expense was $35.5 million, $40.3 million and $24.5 million for the years ended December 31, 2000, 2001 and 2002, respectively. The Company recorded a $51.4 million impairment charge associated with acquired intangibles in the fourth quarter of 2001. (See Note 6 for further discussion.) Based on the assets as of December 31, 2002, future estimated amortization expense for intangibles is approximately $8.3 million, $8.3 million and $3.8 million in 2003, 2004 and 2005, respectively, and $0 for 2006 and 2007.

Verizon’s termination of its right to convert its Class B shares into a controlling interest in Genuity on July 24, 2002 and the resulting impact on Genuity’s debt and projected future revenues indicated that intangibles may have been impaired. The Company performed an impairment assessment as of July 1, 2002, the closest reporting period to July 24, 2002. Based on the results of the impairment test we recorded an impairment of $38.8 million as of July 1, 2002 to reduce the carrying amount of intangibles to their fair value. (See Note 6 for further discussion.) The Company recognized a $12.1 million reduction in acquired intangibles associated with the acquisition of Integra to write down the assets to a fair value of $0 in September 2002 as a result of the deconsolidation of Integra and subsequent impairment. (See Note 5 for further discussion.)

11.          Liabilities Subject to Compromise

Under the Bankruptcy Code, certain claims against the Debtors in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while the Debtors continue business operations as debtors-in-possession. These claims are reflected in the accompanying consolidated balance sheets as liabilities subject to compromise. Additional claims may arise subsequent to the Chapter 11 filing date from the rejection of executory contracts and real estate leases, and from the determination by the Court (or agreed to by

Genuity and the other parties to the contracts and leases) of allowed claims for contingencies and other disputed amounts.  Due to uncertainties regarding the total amount of allowed claims against the Debtors and the amount of available proceeds, it is not possible for the Company to predict the effect that the resolution of these claims may have on the timing of the completion of the Company’s liquidation or on the amount that will be available for distribution to creditors.  As a result, liabilities subject to compromise are subject to change.

The following table summarizes the components of liabilities subject to compromise in the accompanying consolidated balance sheets as of December 31, 2002 (in thousands):

December 31, 2002

Bank borrowings	$1,664,200
Verizon borrowings	1,150,000
Capital lease obligations	421,339
6% convertible subordinated debentures	7,487
Accounts payable	134,376
Accrued circuits	126,575
Accrued liabilities	290,184
Deferred revenue and advanced payments	105,958
Liabilities subject to compromise	$3,900,119

Subsequent to December 31, 2002 and pursuant to the Level 3 Agreement, the Company paid certain liabilities subject to compromise including approximately $102 million under managed modem agreements. As of May 5, 2003, Level 3 requested that Genuity assume and assign certain of the obligations set forth above to Level 3.

12.          Short-Term and Long-Term Obligations

As of November 27, 2002, the bankruptcy filing date, the Company ceased making payments associated with the outstanding obligations, except for future scheduled payments required to continue services necessary for the business. All obligations owed as of December 31, 2002 are classified as liabilities subject to compromise in the accompanying consolidated balance sheets.

Short-term and long-term obligations were as follows (in thousands):

	December 31,
	2001	2002

Capital leases	$149,433	$421,339
6% convertible subordinated debentures (in default)	7,634	7,487
Bank borrowings (in default)	—	1,664,200
Verizon borrowings (in default)	—	1,150,000
Other short-term debt	338	—
Total short-term obligations	$157,405	$3,243,026

Long-term portion of capital leases	$49,183	$—
Private placement bonds	1,150,000	—
Verizon borrowings	1,150,000	—
Total long-term obligations	$2,349,183	$—
Total short-term and long-term obligations	$2,506,588	$3,243,026
Less: Liabilities included in Liabilities Subject to Compromise	$—	$(3,243,026)
Total short-term and long-term obligations not subject to compromise	$2,506,588	$—

Genuity’s primary sources of debt financing were the Verizon Facility and the Bank Facility. The Verizon Facility and the Bank Facility required that Verizon maintain or have the ability to realize (through the exercise of its option in Genuity) a voting ownership interest in the Company of greater than 50%. Credit provided to Genuity and loans extended to the Company under these facilities were callable in the event that this condition did not exist. On July 24, 2002, Verizon converted all but one share of its Class B common stock in Genuity into Class A common stock and relinquished its right to obtain a controlling interest in Genuity. This resulted in an event of default for all the outstanding amounts under the Verizon Facility and Bank Facility.

The Verizon Facility was originally entered into on March 5, 2001.  As amended, the facility provided for a $2 billion credit facility with Verizon Investments Inc., a wholly-owned subsidiary of Verizon. Interest expense on the Verizon Facility was based on London Inter-bank Offer Rate (“LIBOR”) plus 200 basis points whenever the principal amount borrowed was less than $1.0 billion and LIBOR plus 225 basis points when the principal amount borrowed equaled or exceeded $1.0 billion. As of July 24, 2002, $1.15 billion was outstanding under this agreement.  On that date, the facility was terminated by Verizon as a result of the event of default, and accordingly, Verizon was not obligated to advance the remaining available balance under the facility.  On August 13, 2002, the Company entered into the first of several standstill agreements with Verizon whereby Verizon agreed not to accelerate the payment of the amounts outstanding under the Verizon Facility.  In connection with these standstills, the parties agreed to continue negotiations and to extend the term of the borrowing and the interest period under the Verizon Facility until the end of the respective standstill periods, which ended on November 25, 2002, two days before the Company filed for Chapter 11 bankruptcy protection.  As of December 31, 2002, the $1.15 billion outstanding was in default and has been classified as Verizon borrowings within liabilities subject to compromise in the accompanying consolidated balance sheets.

Genuity’s Bank Facility was an unsecured $2.0 billion revolving line of credit facility with nine participating banks, originally entered into on September 5, 2000 and subsequently amended.  Genuity Solutions and Genuity Telecom are guarantors under the Bank Facility.  On September 27, 2001, a $1.15 billion letter of credit was issued under the Bank Facility to back a private placement bond transaction. The bond transaction was executed on the same date and for the same amount.  Interest on the bonds was based on three month LIBOR plus 55 basis points and was payable in arrears. Fees for maintaining the letter of credit were 385 basis points per annum and fees for maintaining the Bank Facility were 50 basis points per annum both payable quarterly in arrears. To secure payment of interest on the bonds, Genuity was required to maintain a $23.0 million cash reserve, which is included in restricted cash in the accompanying consolidated balance sheets as of December 31, 2001 and 2002. On November 29, 2002, following the Company’s bankruptcy filing, the bondholders drew on the letter of credit, effectively converting the Company’s obligation on the private placement bonds into a borrowing under the Bank Facility. In March 2003, JP Morgan Chase Bank released $22.2 million from restricted cash to the Company. Unamortized debt issuance costs of $8.9 million were fully amortized to interest expense within reorganization items in the accompanying consolidated statements of operations in December 2002.

On July 22, 2002, Genuity requested the remaining $850 million available under the Bank Facility and thereafter received $723 million of that request. Deutsche Bank was the only member of the Bank Facility lenders that failed to fulfill its obligation under the Bank Facility. The Company undertook legal action to require Deutsche Bank to satisfy this obligation and Deutsche Bank asserted various defenses and counterclaims. On February 4, 2003, the Court approved a settlement between the Company and Deutsche Bank pursuant to which the Company’s complaint against Deutsche Bank and Deutsche Bank’s counterclaim against the Company were dismissed.  Subsequent to the default, the Company entered into the first of several standstill agreements with the Bank Facility lenders that had funded the $723 million on July 29, 2002.  These lenders agreed not to accelerate the payment of the amounts outstanding there under and to continue negotiations with the Company, in exchange for partial repayments of the $723 million draw.  Under those agreements, Genuity made the following repayments:  $100 million on July 29; $50 million on August 13, $25 million on September 12; $12.5 million on October 11; $12.5 million on October 25; and $8.3 million on November 8. The final standstill agreement expired on November 25, 2002.  As of December 31, 2002, the remaining balance of this advance was $514.2 million.

As a result of Verizon’s decision to relinquish its right to obtain a controlling interest in Genuity, all amounts outstanding under the Bank Facility as of December 31, 2002 are in default and have been classified as bank borrowings within liabilities subject to compromise in the accompanying consolidated balance sheets.

Genuity had entered into leasing agreements to finance some equipment acquisitions and facilities. The underlying assets serve to collateralize the lease obligations. The borrowings have a weighted-average interest rate of 11.6% and original terms ranging from 5 to 10 years from the date of purchase. Principal and interest are payable either monthly or quarterly in advance, with the exception of managed modem agreements for which payments are made based on the achievement of production milestones. Many of the leases include purchase and renewal options at fair market values. The leases are classified as capital leases in accordance with the provisions of SFAS No. 13, “Accounting for Leases.”

Assets under capital leases were as follows (in thousands):

	December 31,
	2001	2002

Buildings	$32,329	$—
Communications network-data processing equipment and machinery	322,961	421,656
Other	—	2,169
Subtotal	355,290	423,825
Accumulated depreciation	(53,516)	(51,113)
Total	$301,774	$372,712

On April 1, 1987, BBN Corporation, a subsidiary of Genuity, issued $84.7 million of 6% convertible subordinated debentures due in 2012. The terms of the debentures provide for the conversion of the debentures into cash at an exchange ratio of $966.67 for each $1,000 of principal. As of December 31, 2002, the Company had purchased and retired debentures with a face value of $77.2 million, which has been used to satisfy the annual sinking fund requirements through 2011. The debentures are unsecured obligations and are subordinated in right of payment to all senior indebtedness of Genuity. Given this subordination, no payments have been made on the debentures since July 24, 2002, when the Company defaulted on the Bank Facility and Verizon Facility. Effective November 27, 2002, the outstanding principal amount due under the debentures and associated interest owed became claims under the bankruptcy proceedings and were classified as liabilities subject to compromise in the accompanying consolidated balance sheets.

In 2002, the Company entered into certain standby letter of credit agreements based on prevailing market rates. The Company is required to pledge cash as collateral for any amounts outstanding. As of December 31, 2002, the amount outstanding under these letters of credit was $1.2 million and has been classified as restricted cash in the accompanying consolidated balance sheets.

13.          Stockholders’ Deficit

Preferred Stock

The Company’s board of directors has the authority, without further action by the holders of Genuity Class A common stock or Class C common stock, to issue from time to time, shares of Genuity preferred stock in one or more series. The issuance of shares of preferred stock is, however, subject to the approval of holders of the Class B common stock. Once the approval of the holders of the Class B common stock has been obtained, the board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock.

Common Stock

The Company’s Class A common stock was delisted from NASDAQ on December 5, 2002, after receiving previous notification from NASDAQ that the Company’s Class A common stock did not meet the minimum listing requirements. The Company’s Class A common stock currently trades on the Over the Counter Bulletin Board.  Effective April 4, 2003, Euronext Paris SA transferred the Genuity Class A common shares that previously traded on the Nouveau Marché under the symbol “Genuity A-REGS 144” to the Delisted Securities Segment. Until October 11, 2003, the shares of Class A common stock which previously traded on the Nouveau Marché may not be sold, pledged, hedged or otherwise disposed of in the United States or to U.S. Persons, except in accordance with available resale exemptions under the Securities Act.

On May 16, 2002, the board of directors and the Company’s stockholders approved a 20-to-1 reverse stock split of the Company’s common stock. The shares began trading at the split adjusted stock price on NASDAQ and the Nouveau Marché on May 30, 2002. Accordingly, the presentation of shares outstanding and amounts per share have been restated for all periods presented to reflect the split, except for certain disclosures in Note 4 related to the acquisition of Integra.

On July 24, 2002, Verizon converted all but one of its outstanding shares of Class B common stock of Genuity into shares of Class A common stock thereby terminating its right to convert its shares of Class B common stock into a controlling interest in the Company. After giving effect to this conversion, Verizon held approximately a 10% ownership interest in Genuity, which it subsequently sold to a third party.  Verizon’s termination of the right to convert its Class B common stock into a controlling interest in Genuity resulted in an event of default for amounts outstanding under both the Bank Facility and Verizon Facility. The Company also announced on July 29, 2002 that Michael Masin, a former vice chairman of Verizon, resigned from Genuity’s board of directors. Verizon, as a Class B stockholder, retained its right to a seat on the Genuity board of directors and may appoint a new director in the future. This right exists as long as any share of the Class B common stock is outstanding.  (See Note 1 for further discussion)

The shares of Genuity’s Class A common stock, Class B common stock and Class C common stock are identical in all respects except for voting rights, conversion rights and as otherwise described below. The rights, preferences and privileges of holders of Class A common stock, Class B common stock and Class C common stock are subject to the rights of the holders of shares of any other class of common stock that Genuity may authorize and issue and any series of preferred stock that Genuity may designate and issue in the future.

Voting Rights.  Except as required by law or as described below, the holders of the Class A common stock, Class B common stock and Class C common stock vote together as a single class on all matters submitted to a vote of Genuity’s stockholders. Each share of Class A common stock entitles the holder to one vote per share.

Each share of Class B common stock entitles the holder to one vote per share. The holders of Class B common stock, voting separately as a class, are entitled to elect one director to Genuity’s board of directors. This right exists so long as any share of Class B common stock is outstanding. Both presently and at all times since the Company’s IPO, the sole Class B stockholder has been Verizon.  Verizon presently owns one share of the Company’s Class B common stock. In addition, so long as Verizon held shares that could be converted into more than a 10% interest in the Company, Genuity was also required to obtain the consent of Verizon, as Class B stockholder, before taking specific actions, including making significant acquisitions or dispositions, entering into major business combinations, and incurring indebtedness or issuing additional equity securities in excess of specified limits.  On November 27, 2002, the Company received consent from Verizon, as Class B stockholder, for the Company’s bankruptcy filing.  Upon Verizon’s sale of its Class A shares to a third party, these consent rights terminated.

Liquidation.  In the event of any dissolution, liquidation, or winding up of Genuity’s affairs, whether voluntary or involuntary, the holders of the Class A common stock, the Class B common stock, and the Class C common stock will be entitled to share ratably, in proportion to the number of shares they represent of Genuity’s outstanding common stock, in the assets legally available for distribution to stockholders, in each case after payment of all of Genuity’s liabilities and subject to preferences that may apply to any series of preferred stock then outstanding. Genuity believes that its stockholders will not receive any proceeds from the liquidation of the Company’s remaining assets.

14.          Stock-Based Compensation

2000 Long-Term Stock Incentive Plan

The 2000 Long-Term Stock Incentive Plan (the “Stock Plan”) was approved by the board of directors on May 22, 2000. The Stock Plan provides for the following awards based on the Class A common stock: stock options, stock appreciation rights, stock-based performance bonuses and other stock-based awards. No cash awards will be permitted under the plan (except in lieu of fractional shares). Awards may be granted to employees of Genuity or any entity in which it owns at least a 10% interest. The Stock Plan is administered by the compensation committee of the Genuity board of directors. The administrator has the authority to determine eligibility, grant awards and make all other determinations under the Stock Plan.

Stock options granted under the Stock Plan may have a term of up to 10 years and may be either incentive stock options, as defined in the Internal Revenue Code, or nonqualified stock options. Typically, options for employees vest in equal annual installments over four years and options for executives, as defined, vest over four years with 10% in Year 1, 15% in Year 2, 25% in Year 3 and 50% in Year 4. Stock options granted may not be assigned other than by will or by applicable laws. The period or periods during which an award will be exercisable or remain outstanding, including any periods following termination of service, the manner of exercise and other details of awards will be determined by the administrator consistent with the Stock Plan. There are approximately 4,483,000 shares of Class A common stock authorized for award under the Stock Plan.

In June 2001, the Company offered all employees and directors a special stock option grant under the Stock Plan. The stock options under this special grant vest 50% in Year 1, 25% in Year 2 and 25% in Year 3. All other terms for the special award are consistent with the Stock Plan.

On July 2, 2002, the Company issued 1,897,000 stock options to employees and directors who participated in the stock option exchange program and agreed to the terms set forth in the stock option exchange agreement. The voluntary program gave employees and directors the opportunity to exchange options they were issued from Genuity’s Initial Public Offering in June 2000 through May 31, 2001, and certain other options issued after June 3, 2001, for an equal number of replacement options. The exercise price of the re-granted options was $2.39, which was the average of the high and low prices of Genuity’s Class A common stock on the Nasdaq National Market on July 2, 2002. The new employee options began vesting on the re-grant date and continue to vest monthly in equal increments over the remaining vesting period of the cancelled options.

Outside Directors’ Compensation Plan

The Outside Directors’ Compensation Plan (the “Directors’ Plan”) was approved by the board of directors on May 22, 2000. Pursuant to this plan, non-employee directors who agreed, at the time of the initial public offering, to serve on the board of directors received a $30,000 annual cash fee and one-time option to purchase 1,500 shares of Class A common stock at an exercise price equal to the initial public offering price. In addition, non-employee directors who agree after the initial public offering to serve on the board of directors will receive, effective upon election to the board of directors, a $30,000 annual cash fee and options to purchase 1,500 shares of Class A common stock at an exercise price equal to the fair market value at the time of grant.

Options issued to the directors vest in three equal installments. The first installment immediately vests on the date of the grant, but does not become exercisable until the day immediately before the first annual meeting of the stockholders after the grant. The second installment vests and becomes immediately exercisable on the day immediately before the second annual meeting of the stockholders after the grant. The third installment vests and becomes immediately exercisable on the day immediately before the third annual meeting of the stockholders after the grant. Stock options granted under the Stock Plan may have a term of up to 10 years. Any stock options received, as part of the exchange program as outlined above, will have different vesting terms. There are approximately 24,000 shares of Class A common stock authorized for award under the Directors’ Plan.

The following table summarizes the stock option activity under both plans for 2001 and 2002 (options in thousands):

	2001		2002
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price

Outstanding at beginning of the year	3,392	$204.40	3,676	$172.20
Granted	980	$60.40	1,928	$2.59
Exercised	0	N/A	1	$2.39
Canceled and Forfeited	696	$172.40	2,315	$138.45
Outstanding at end of the year	3,676	$172.20	3,288	$63.18
Options exercisable at end of the year	1,176	$190.20	1,796	$95.96

The following table summarizes options outstanding and exercisable at December 31, 2002 (options in thousands):

	Options Outstanding			Options Exercisable
Range of prices	Number Outstanding	Weighted-Average Contractual Life Remaining in Years	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price

$ 0.37—$ 1.39	2	9.6	$0.37	—	$—
$ 1.40—$ 10.79	1,812	8.2	$2.41	673	$2.39
$10.80—$ 36.59	27	8.6	$25.90	4	$33.21
$36.60—$220.00	1,447	3.8	$140.08	1,119	$152.49
Total	3,288			1,796

As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” Genuity has selected the disclosure only requirements and continues to apply the recognition and measurement provisions of APB No. 25, “Accounting for Stock Issued to Employees,” to options granted to employees and directors. In accordance with APB No. 25, compensation expense is not recognized for stock options on the date of grant since it is Genuity’s practice to grant options with an exercise price equal to the market price of its common stock on the date of grant.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for Genuity options granted during the years ended December 31, 2001 and 2002: historical volatility of 98% and 530%, respectively, expected maturity of six years for each year, risk-free interest rate equal to the yield on six-year U.S. Treasury notes on the grant date and no expected dividend yield for each year. The weighted-average fair value of the options granted during 2001 and 2002 was $48.20 and $2.59, respectively.

15.          Employee Benefit Plans

Genuity Savings Plan

The Genuity Savings Plan (the “Savings Plan”), is a qualified defined contribution plan under the Internal Revenue Code, and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). All eligible employees may elect to participate in the Plan after having completed one paid hour of service. Employees can contribute between 1% and 20% of their eligible pay (whole percentages only). The Internal Revenue Code imposes a maximum dollar limit on the amount of pre-tax contributions (and similar pay-deferral contributions under plans of other employers, if any) that may be made to 401(k) and similar arrangements for the benefit of any individual in any calendar year. Genuity provides matching contributions to qualified employee contributions up to a specified percentage established by the Company. Prior to August 12, 2002, all matching contributions were made to the Genuity stock fund. Effective August 12, 2002, future match contributions were made in cash and allocated to the same funds selected by the employee for pre-tax contributions.  In December 2002, the Genuity Stock Fund was liquidated and participant balances were transferred to the US Government Fund. A participant is fully vested in the portion of their accounts, if any, attributable to elective pre-tax and after-tax contributions, matching contributions and rollover contributions.

Compensation expense related to the plan for the years ended December 31, 2000, 2001 and 2002 were approximately $8.4 million, $11.8 million and $7.5 million, respectively, and are included in either cost of sales or selling, general and administrative expense in the accompanying consolidated statements of operations.

Incentive Plans

Prior to its Chapter 11 filing on November 27, 2002, Genuity provided all employees with an opportunity to participate in an annual incentive plan. Approximately $19.4 million and $0 was accrued under these plans as of December 31, 2001 and 2002, respectively, and is included in accrued compensation and related liabilities in the accompanying consolidated balance sheets.

Executive Deferral Plan

The Genuity Inc. Executive Deferral Plan (the “Deferral Plan”) was approved by the board of directors on May 22, 2000. The Deferral Plan allowed eligible executives of the Company to defer a portion of their salary above a certain threshold and their entire bonus. The amounts deferred earned a yield determined by the board of directors based on one or more investment alternatives, including Genuity Class A common stock. Genuity provided a matching contribution in Genuity Class A common stock up to 6% on qualifying deferrals, as defined. As of December 31, 2001 and 2002, approximately $1.9 million and $2.0 million, respectively, was accrued under this plan and is included in accrued liabilities within liabilities subject to compromise in the accompanying consolidated balance sheets.

On July 27, 2002, the Genuity board of directors terminated the Deferral Plan and any future salary deferrals.

Employment Agreements

As of June 30, 2000, the Company entered into Employment Agreements with certain senior executives, which provided for severance benefits to be paid under certain circumstances as set forth in those Agreements.  In 2001, the Company entered into Employment Agreements with other senior executives, which provided for severance benefits to be paid under certain circumstances as set forth in those Agreements.

On February 4, 2003, in accordance with the Level 3 Agreement, Level 3 assumed the Company’s obligations under each of the Employment Agreements.

Compensation Arrangements

Effective July 1, 2002, the Company adopted a Critical Employee Retention Program in order to stabilize the employment of certain key employees of the Company. The program provides for periodic additional compensation through June 30, 2003 to employees deemed critical during the retention period provided they remain employed with the Company during the retention period. The total cost of the program, which is accrued as earned, is $17 million. The total cost of the program was reduced by approximately $5.1 million by the Court.  In addition, Level 3 assumed $2.5 million of the liability as part of the transaction.  As of December 31, 2002, approximately $6.0 million was paid and $1.3 million was accrued within accrued compensation and related liabilities in the accompanying consolidated balance sheets related to this program.

16.          Interest Income (Expense), Net

The accompanying consolidated statements of operations reflect total interest expense from continuing operations, less interest capitalized during construction and interest income as follows (in thousands):

	Years Ended December 31,
	2000	2001	2002

Interest expense	$(8,802)	$(68,309)	$(151,773)
Interest capitalized	1,232	4,923	1,042
Interest income	52,594	13,115	14,201
Interest income (expense), net	$45,024	$(50,271)	$(136,530)

In accordance with SOP 90-7, interest expense in the accompanying consolidated statements of operations relating to periods subsequent to the bankruptcy filing only reflects amounts that will be paid or that are probable of being paid during the bankruptcy proceeding. Contractual interest for the period from November 28, 2002 through December 31, 2002 was $19.5 million, of which $5.4 million is included in the accompanying consolidated statements of operations.

17.          Income Taxes

Taxable losses of Genuity aggregating $452.3 million for the six months ended June 30, 2000, have been benefited by GTE, now Verizon, in its consolidated tax return. Genuity received reimbursements aggregating $157 million for the year ended December 31, 2000. To present Genuity’s tax provisions on a basis consistent with future periods these reimbursements have been accounted for as capital contributions. The tax provisions included in the accompanying consolidated statements of operations have been computed on a stand-alone basis and represent amounts owed for state and foreign taxes. Pre-tax book losses included losses from foreign operations of $1.0 million, $30.8 million and $9.3 million in 2000, 2001 and 2002, respectively.

The significant components of Genuity’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2001	2002

Deferred tax assets:
Employee benefit obligations	$14,435	$6,198
NOL carryforward	601,189	897,916
Goodwill	12,324	22,649
Capitalized software	11,100	11,240
Depreciation and amortization	692,294	1,128,927
Accruals and reserves	74,475	85,798
Other	41,631	63,790
Total deferred tax assets	1,447,448	2,216,518

Deferred tax liabilities:
Accruals and reserves	(15)	(10,089)
Other	(10,058)	(11,631)
Net deferred tax asset	1,437,375	2,194,798
Net deferred tax asset-current	23,186	42,312
Net deferred tax asset-noncurrent	1,414,189	2,152,486
Valuation allowance	(1,437,375)	(2,194,798)
	$—	$—

As of December 31, 2002, net operating losses of $2.6 billion are available to offset taxable income in future years. The net operating loss carryforwards expire in 2007 through 2022. Approximately $39.9 million of the net operating loss carryforwards is limited as to utilization under Internal Revenue Code Section 382. There are approximately $10.0 million of research credit carryforwards that are also limited under this code provision. A full valuation allowance has been recorded in the accompanying consolidated financial statements to offset the net deferred tax asset because its future realizability is uncertain.

The difference between the income tax rate computed by applying the statutory federal income tax rate of 35% to income before income taxes and the actual effective income tax rate is summarized as follows:

	Years Ended December 31,
	2000	2001	2002

Statutory rate	(35.0)%	(35.0)%	(35.0)%
Increase (decrease) resulting from—State taxes, net of federal benefit	0.2	—	—
Goodwill	0.8	3.1	—
Meals and entertainment	0.1	—	—
Change in valuation allowance	17.9	31.8	36.7
Tax losses benefited to GTE	16.2	—	—
Other	0.1	0.2	(1.6)
	0.3%	0.1%	0.1%

18.          Earnings (Loss) Per Share

The weighted-average common shares outstanding for both basic and diluted loss per share were approximately 5,308,200 shares, 10,030,700 shares and 11,275,900 shares for the years ended December 31, 2000, 2001 and 2002, respectively.

Potential common shares excluded in the computation of weighted-average diluted shares outstanding were approximately 3,392,000, 3,676,000 and 3,288,000 for the years ended December 31, 2000, 2001 and 2002, respectively, as their inclusion would have an anti-dilutive effect.

19.          Segment Reporting

Prior to the closing of the Level 3 transaction, Genuity sold services that were reported in four segments: Access, Hosting and Value-Added Services, Transport and International.

Access.  Internet access pertained to a variety of global Internet access services, including dial-up, DSL, dedicated, and other broadband and voice-over-IP, by providing and managing the underlying scaleable infrastructure. Genuity provided a range of customer premise equipment necessary to connect to the Internet, including routers, channel service units/data service units, modems, software and other products. Customers received 24 hours per day, seven days per week network monitoring and technical support from Genuity’s Network Operations Centers (“NOC”).

Hosting and Value-Added Services.   Hosting pertained to services that allow customers to successfully implement their eBusiness strategies through scaleable, reliable and secure Web sites, which serve as the infrastructure to communicate with suppliers, customers and employees, as well as to deliver interactive content and conduct online commerce. The eBusiness model enabled companies to decrease sales costs; accelerate time to market; access new sales channels; increase revenues, productivity and customer satisfaction; and gain competitive advantage. Genuity operated 6 data centers in the United States. Through the Web hosting operation center, Genuity monitored these systems 24 hours a day, seven days a week. Value-Added Services included revenues for professional consulting and value-added Internet services such as security and virtual private networks.

Transport.  Genuity provided a broad range of transport services to customers through a single point of contact for planning, ordering, installing, billing, maintaining and managing customers’ transport services. Genuity provided seamless operation of local loops, central office connections and inter-exchange carrier transport. Through Genuity’s NOC, network faults, intrusion or environmental alarms are observed, diagnostics were performed, and referrals or dispatches were initiated as needed.

International.  International revenues included all international revenues for Access, Hosting and Value-Added Services, and

Transport. Genuity operated one data center outside of the United States in Amsterdam, Netherlands.

Network costs within Global Network Infrastructure (“GNI”), which were incurred to support the Access, Hosting and Value-Added Services, Transport, and International segments were not allocated to these segments for management reporting or segment reporting purposes. Similarly, selling, general and administrative expenses were not allocated to the segments for management or segment reporting purposes.

Revenues received from AOLTW are part of the Access and International segments. Revenues received from Verizon are part of the Access and Transport segments. Revenues from AOLTW, including DoCoMo-AOL Inc., in relation to Genuity’s total revenues were $453.1 million, or 40%, $423.4 million, or 35%, and $366.1 million, or 38%, for the years ended December 31, 2000, 2001 and 2002, respectively. Revenues from Verizon in relation to Genuity’s total revenues were $102.9 million, or 9%, $229.5 million, or 19%, and $245.9 million, or 25%, for the years ended December 31, 2000, 2001 and 2002, respectively.

Management utilized several measurements to evaluate its operations and allocate resources. However, the principal measurements are consistent with Genuity’s financial statements. The accounting policies of the segments are the same as those described in Note 3.

Financial information for Genuity’s segments is as follows (in thousands):

	Years Ended December 31,
	2000	2001	2002

Revenues
Access	$853,125	$921,672	$744,232
Hosting and value-added services	123,191	133,612	101,160
Transport	100,383	98,618	67,411
International	59,979	66,658	61,984
Total revenues	1,136,678	1,220,560	974,787
Operating Expenses
Cost of sales	1,271,154	1,321,499	953,171
Selling, general and administrative	552,442	575,126	295,518
Depreciation and amortization	288,134	475,457	264,792
Special items	13,544	2,757,338	1,375,673
Total operating expenses	2,125,274	5,129,420	2,889,154

Operating Loss	(988,596)	(3,908,860)	(1,914,367)
Other Income (Expense)
Interest income (expense), net	45,024	(50,271)	(136,530)
Minority interest	—	2,021	—
Other, net	(1,129)	1,231	(952)

Loss From Continuing Operations Before Reorganization Items and Income Taxes	$(944,701)	$(3,955,879)	$(2,051,849)

Capital Expenditures (1)
Access	$449,176	$220,899	$524,357
Hosting and value-added services	236,489	112,833	14,535
GNI/Transport	912,771	447,771	25,664
International	38,474	55,041	11,210
Other	147,947	169,913	11,629
Total	$1,784,857	$1,006,457	$587,395

Depreciation and Amortization
Access	$60,402	$108,882	$143,909
Hosting and value-added services	28,221	50,162	37,756
GNI/Transport	126,314	223,806	42,739
International	3,736	22,112	7,734
Other	69,461	70,495	32,654
Total	$288,134	$475,457	$264,792

(1)                                  Includes accruals, capitalized software and capital lease obligations.

	December 31,
	2001	2002

Property, Plant and Equipment, Net
Access	$358,988	$370,678
Hosting and Value-Added Services	217,515	1,599
GNI/Transport	550,311	81,345
International	140,283	20,578
Other	215,120	26,501
Total	$1,482,217	$500,701

20.          Commitments and Contingencies

The summary of commitments and contingencies shown below represents the contingencies and future cash commitments that existed as of December 31, 2002.  The future operating lease payments and future cash commitments associated with IRUs, circuits and managed modem agreements represent amounts which were not owed as of December 31, 2002 and, consequently, were not included on the accompanying consolidated balance sheets within liabilities subject to compromise.  Level 3 had until May 5, 2003 to determine which remaining vendor agreements and real estate leases would be assumed and assigned to Level 3 and which agreements Genuity would be permitted to reject. For those contracts and leases, which Level 3 permits Genuity to reject, the Level 3 Agreement also specifies that the effective date of the rejection may be as late as the later of August 4, 2003 or the effective date of Genuity’s Chapter 11 liquidating plan of reorganization. Upon rejection of the contracts by the Company, Genuity may need to record a portion of these future commitments, representing the estimated bankruptcy claim as liabilities subject to compromise.

Leases

Genuity leased office space, data centers, points of presence, network equipment and managed modems under long-term capital and operating leases. Genuity’s rent expense was $73.3 million, $92.5 million and $44.1 million for the years ended December 31, 2000, 2001 and 2002, respectively. Rent expense attributable to the Company’s fiber optic network, including points of presence and data centers, is included in cost of sales and all other rent expense is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

As of December 31, 2002, the future minimum lease payments under non-cancelable capital and operating leases with initial or remaining periods in excess of one year were as follows (in thousands):

	Capital Leases	Operating Leases

2003	$168,200	$27,500
2004	141,200	25,800
2005	123,700	23,500
2006	84,400	22,700
2007	7,400	21,000
Thereafter	19,800	55,800
Total minimum lease payments	544,700	$176,300

Amount representing interest	(123,400)
Present value of minimum lease payments	$421,300

The Company has also accrued future lease costs as part of the restructuring charges recorded in 2001 and 2002 associated with operating leases on facilities, which either have been or will be vacated. These future lease costs are not included in the operating lease amounts in the table above, as the costs have been accrued on the accompanying consolidated balance sheets. As of December 31, 2002, the remaining balance associated with these accrued future lease costs totaled $65.3 million and is included in accrued liabilities within liabilities subject to compromise in the accompanying consolidated balance sheets.

Consistent with the terms of the FCC Order, GTE, now part of Verizon, guarantees some of Genuity’s existing real estate leases.

Contract Commitments

Genuity entered into several agreements for indefeasible rights of use (“IRUs”) for its network infrastructure in the United States. The initial terms of the IRUs are for 20-25 years, with options to extend the terms. Genuity is obligated to pay operating and maintenance costs over the contract terms. As of December 31, 2002, annual operating and maintenance expense was approximately $3.4 million, which will be adjusted for inflation increases over the contract terms. As of December 31, 2002, the future minimum commitments under these agreements, excluding future operating and maintenance costs, were as follows (in thousands):

2003	$708
Thereafter	—
Total future minimum commitments	$708

Genuity entered into a number of agreements for IRUs to trans-oceanic cable systems that were either deployed or were in the process of being deployed. The initial terms of the IRUs are for 25 years. As of December 31, 2002, the outstanding commitments under the agreements were as follows (in thousands):

2003	$4,450

Thereafter	—

Total future minimum commitments	$4,450

Genuity entered into non-cancelable long-term purchase commitments for circuits with communications providers. The purchase agreements contained provisions that required Genuity to purchase a minimum amount of service annually. If Genuity did not purchase the minimum service, it was required to pay the amount of the shortfall between the minimum commitments and actual purchases. As of December 31, 2002, future minimum circuit payments under these non-cancelable purchase commitments were as follows (in thousands):

2003	$78,900
2004	65,100
2005	43,400
Thereafter	—
Total future minimum commitments	$187,400

In addition to the long-term purchase commitments, the Company also purchased circuits on a monthly basis under agreements with other communications providers. These agreements did not contain minimum purchase commitments; however, the Company was obligated to pay a fee in certain instances for early termination. In addition, certain agreements contain volume commitments and Genuity was obligated to pay a penalty if these volume levels were not achieved.

Genuity entered into long-term network agreements for the development of managed modems to be utilized in the dial-up modem services business. These agreements contain minimum purchase commitments based on the achievement of various production milestones. These contracts also contain most-favored customer pricing and business downturn provisions that could reduce the contractual commitments in the event that market prices for similar services decrease over the contract term or if there is a material downturn in customer demand for modem services. The accrued liabilities plus interest amounts reflected in the table below include future estimated interest payments and amounts that are accrued in the accompanying consolidated balance sheets as capital lease obligations, accounts payable or accrued liabilities within liabilities subject to compromise in the accompanying consolidated balance sheets. As of December 31, 2002, the future minimum commitments under these agreements were as follows (in thousands):

	Accrued Liabilities Plus Interest	Future Commitments	Total

2003	$189,700	$15,900	$205,600
2004	166,100	16,300	182,400
2005	130,900	13,300	144,200
2006	76,900	6,200	83,100
2007	—	—	—
Total future minimum commitments	$563,600	$51,700	$615,300

Contingencies

When the Company filed for protection under Chapter 11 of the U. S. Bankruptcy Code on November 27, 2002, all litigation and other claims against the Company were automatically stayed.  The Company anticipates that these claims will be resolved through the bankruptcy process.  Additional claims may arise subsequent to the filing date, including claims arising from the rejection of executory contracts and real estate leases and from the determination by the Bankruptcy Court (or through agreement of the parties-in-interest) of allowed claims for contingencies and other disputed amounts.  Due to uncertainties regarding the total amount of allowed claims against the Debtors and the amount of available proceeds, it is not possible for the Company to predict the effect that the resolution of these claims may have on the timing of the completion of the Company’s liquidation or on the amount that will be available for distribution to creditors.

As of November 27, 2002, Genuity Solutions Inc. (“Genuity Solutions”) was a party to an action it had filed on October 2, 2002 in the United States District Court for the Southern District of New York against Nortel Networks Inc. and Nortel Networks Corp. Genuity Solutions’ complaint in that action alleges breach of contract arising from Nortel’s failure to make a payment of approximately $6 million that was due on or before September 30, 2002. Genuity Solutions’ complaint also seeks a declaratory judgment that Nortel is obligated to pay to Genuity $8 million due in the fourth quarter of 2002.  In December 2002, this action was, by agreement of the parties, transferred to the U. S.  Bankruptcy Court.  The Company anticipates that this action will be resolved through the bankruptcy process.

Effective January 3, 2002, Genuity entered into an agreement (the “Memorandum of Understanding” or “MOU”) with Verizon Services Corp., Telesector Resources Group, Inc. and GTE Consolidated Services Inc., each on behalf of certain Verizon operating telephone companies and Verizon Advanced Data Inc. and Verizon Advanced Data-Virginia, Inc. (collectively, “Verizon Services”) under which Verizon Services would provide dedicated access services, frame relay, ATM, and certain other services (collectively “Access Services”). Under the MOU, Genuity agreed to purchase an aggregate minimum of $283 million of Access Services over a five-year period. The MOU stated that Verizon Services was not obligated to provide services in a state until it received all necessary regulatory and other governmental approvals.  In the event that such approval process materially and adversely changed the rights, obligations or risks of Verizon Services or Genuity, the parties agreed to negotiate in good faith to reach new terms that would satisfy their original intentions and in the event they were unable to agree upon such terms, either party was given the right to terminate the MOU or affected services.  The MOU also provided that, in the event of such a termination, Genuity would not be subject to any termination or shortfall liability, nor to any other liability that would otherwise apply under Verizon Services’ tariffs.   In July 2002, Verizon Services verbally notified Genuity that the Federal Communications Commission (“FCC”) had refused to approve the MOU because the FCC disapproved the MOU’s waiver of termination liabilities and required a cost justification from Verizon Services. Verizon Services did not provide the FCC with a cost justification for the waiver and advised Genuity that they had no intent to do so. The waiver would have protected Genuity from substantial termination liabilities in migrating a large number of previously provisioned Verizon circuits to the MOU pricing structure and terms.  Genuity took the position that any prospect of imposing termination liabilities would eliminate most or all of the benefit of the MOU for Genuity. Genuity attempted to negotiate new terms with Verizon Services that would satisfy the original intention of the parties, but was unable to come to an agreement that would meet this objective.  Consequently, on September 20, 2002, Genuity gave written notice to Verizon Services that Genuity was terminating the MOU due to failure by Verizon Services to secure necessary regulatory approval resulting in a material adverse change, and accompanied by the failure by Verizon Services to propose any alternative agreement that might satisfy the original intentions of the parties. Verizon Services has asserted that Genuity’s termination was not justified under the MOU and in a claim submitted to the Court asserted that Genuity owes various liabilities in the amount of $78.9 million.  The Company anticipates that this dispute will be resolved through the bankruptcy process.

As of November 27, 2002, the Company was a party to a lawsuit that the Company had filed on July 24, 2002 against Deutsche Bank, the only member of the Bank Facility lenders that had failed to provide funds to the Company pursuant to the Company’s July 22, 2002 draw request.  The suit sought to require Deutsche Bank to satisfy its obligations under the Bank Facility.  In response, Deutsche Bank claimed that it was not obligated to fund the draw request.  On February 4, 2003, the Bankruptcy Court approved a settlement between the Company and Deutsche Bank pursuant to which the Company’s complaint and Deutsche Bank’s counterclaim were dismissed.

As of November 27, 2002, Genuity Solutions Inc. (“Genuity Solutions”) was a party to a lawsuit filed against it by ICG DataChoice Network Services, LLC (“ICG”). ICG had filed suit against Genuity Solutions in federal court in Denver, Colorado in January 2002, alleging claims for breach of contract and anticipatory breach of contract arising out of a contract under which ICG was to provide telecommunications services to Genuity Solutions. Genuity Solutions has denied ICG’s allegation, and takes the position that it justifiably terminated the contract due to ICG’s failure to perform.  The Company vigorously defended the lawsuit until the case was stayed.  The Company expects that the ICG matter will be resolved through the bankruptcy process.

Guarantees

Prior to the Company’s bankruptcy filing, entities within Genuity’s consolidated group guaranteed certain obligations of other entities within the group, the most significant of which was the guarantee of Genuity Inc.’s borrowings under the Bank Facility by Genuity Solutions and Genuity Telecom.

21.          Related Party Transactions

On September 5, 2000, the Company entered into the Bank Facility with a consortium of nine banks (See Note 12 for further discussion). The Bank Facility was amended and restated on September 24, 2001. One of the Bank Facility lenders was also a major stockholder of the Company. The terms of the Bank Facility were entered into based on prevailing market rates. As of December 31, 2001, a $1.15 billion letter of credit was outstanding under the Bank Facility to back a private placement bond transaction.

22.          Transactions with America Online

As part of the Level 3 Agreement, Level 3 acquired substantially all of the Company’s operating agreements with America Online, Inc. (“AOL”) in February 2003.  As a result, Genuity has no further rights or obligations under these agreements.  The Company has continued to provide dial-up network access services to DoCoMo-AOL Inc. in Japan under a contract scheduled to terminate on June 15, 2003. The following is a description of the terms of the U.S. agreements with AOL that were in effect through December 31, 2002.

The Company had been a supplier of network access services in the United States to AOL since 1995.  Effective as of December 31, 1999, the Company entered into a new agreement with AOL pursuant to which AOL agreed to purchase dial-up access services from Genuity for a seven-year term through December 31, 2006, and to purchase managed digital subscriber line (“DSL”) and other broadband network access services from Genuity for a five-year term through December 31, 2004 (the “AOL Agreement”).  The AOL Agreement was amended twice in 2002, as described below.  Effective on February 4, 2003, the Company assigned the AOL Agreement, as amended, to Level 3.

Effective January 8, 2002, the Company and AOL amended the AOL Agreement. The term of the amended AOL Agreement remained unchanged with certain obligations continuing through December 31, 2006. Under the amended AOL Agreement, AOL was obligated to satisfy minimum purchase commitments for dial-up access ports through 2003 and to purchase managed DSL network access services through 2004. Also, under the amended AOL Agreement, AOL was no longer obligated to purchase and Genuity was no longer obligated to provide other non-DSL broadband network access services.

Under the amended AOL Agreement, AOL had the ability to purchase dial-up access ports through 2006 for a fixed monthly fee for each activated dial-up access port managed by Genuity. The fixed monthly fee for each dial-up access port was reduced by specified amounts during the term of the amended AOL Agreement. Such specified price reductions occurred in April 2002 and January 2003 and an additional price reduction was scheduled to occur in January 2004. The pricing was subject to additional reductions under certain circumstances as specified in the AOL Agreement. The amended AOL Agreement contained minimum commitments for such dial-up access ports through the end of 2003. Given the fixed price and volume commitments in the amended AOL Agreement for the first two years, the Company would recognize revenue on a straight-line basis through December 31, 2003. The cash payments received from AOL in excess of the revenue recognized during 2002 were recorded as deferred revenue, which would have been recognized as revenue prospectively in 2003. Deferred revenue as of December 31, 2002 was $35.7 million.

Under the amended AOL Agreement, starting in January 2004, AOL had the option of reducing the number of dial-up access ports to a reduced commitment level. Additionally, the Company remained obligated to offer to AOL, subject to certain limitations as set forth in the amended AOL Agreement, reduced pricing if the Company offered a third party better pricing for comparable dial-up access services than that paid by AOL. Under the amended AOL Agreement, AOL had the right to request lower pricing for dial-up access ports effective on or after January 1, 2005, if the market price for comparable services, as defined in the amended AOL Agreement, was lower than the pricing then being offered to AOL. If Genuity did not agree to reduce the fees charged to AOL for the applicable dial-up access ports to the market price, AOL would have had the right, subject to advance notice and other limitations, to terminate future dial-up service commitments to the Company and to decommission no greater a number of its existing dial-up access ports provided by the Company than the number of dial-up access ports provided to AOL by other entities at the requested market price. Similarly, AOL would have had the right to reduce its dial-up service commitments in the event the Company failed to meet monthly or geographic delivery targets.

Pursuant to the amended AOL Agreement, AOL would have had the right, on or after January 1, 2004 and subject to advance notice and other limitations, to decommission dial-up access ports managed by the Company in proportion to AOL’s decommissioning of dial-up access ports provided by other vendors. Genuity was required to maintain a dedicated network operations center to service the portions of the Company’s network dedicated to AOL.

Pursuant to the terms of the amended AOL Agreement, AOL was also committed to order other services from the Company, excluding dial-up access services and broadband backhaul services for DSL, in an aggregate amount equal to or greater than $39.0 million through December 31, 2005. This commitment included a minimum annual order value of $10.0 million in each of 2002, 2003 and 2004 and $9.0 million in 2005. Effective as of November 20, 2002, AOL and the Company entered into a second amendment to the amended AOL Agreement that extended AOL’s $10.0 million minimum order commitment for 2002 by three months, until March 31, 2003. The $39.0 million commitment required AOL to place orders or make minimum payments in accordance with a defined schedule, subject to certain conditions and potential reductions as described in the amended AOL Agreement (as subsequently amended as of November 20, 2002), including minimum orders (or payments in lieu of orders) of $10.0 million for the period ending March 31, 2003, $5.0 million for the period ending June 30, 2003, $5.0 million for each of the next following six-month periods ending December 31, 2003, June 30, 2004 and December 31, 2004 and $4.5 million for each of the next following six-month periods ending June 30, 2005 and December 31, 2005. No amounts were paid by AOL through December 31, 2002.

The Company also provided broadband services to AOL in connection with AOL’s DSL service offerings. Under the original AOL Agreement, AOL was committed to purchase from Genuity the network services necessary to serve specified percentages of AOL’s broadband customers other than DSL customers (i.e. cable and satellite broadband customers). However, under the amended AOL Agreement, AOL was no longer obligated to purchase additional network services from Genuity in connection with these other broadband service offerings.

In connection with providing DSL service to an AOL customer, AOL was responsible for providing its customers with the local access circuit and the Company was responsible for the interconnection of that circuit to the Genuity backbone, transmission of the traffic to AOL and the monitoring, management and control of the network. The Company received a specified monthly fee for each AOL DSL customer for whom it provided network services. These fees were subject to agreed upon reductions, as the number of AOL DSL customers for whom the Company was providing services increased. At specified times during the course of the amended AOL Agreement, AOL had the right to seek a reduction in the fee paid to the Company for broadband backhaul services based on the then prevailing market prices for comparable broadband backhaul services. If the Company did not agree to reduce the fees to AOL for broadband network services to the market price in the manner described in the amended agreement, AOL would have had the right, subject to advance notice and other limitations, to terminate future broadband service purchase commitments to the Company and to terminate existing broadband services. AOL also would have had the right to terminate future broadband service purchase commitments in the event the Company failed to deliver services to a new local access and transport area within a specified period.

The Company also entered into a separate marketing agreement with AOL Time Warner, Inc. (“AOLTW”), the parent company of America Online, effective January 4, 2002. Under this agreement, the Company was committed to pay AOLTW $40.5 million through December 31, 2003 for various marketing media inventory, including advertising in print and online. The Company was committed to purchase a minimum of $8.0 million in advertising in each consecutive six-month period over the contract term, but within each year the Company was required to purchase and use at least $20.3 million in advertising. Advertising was expensed as incurred. As of December 31, 2002, the Company had incurred $20.3 million of advertising costs under this agreement. The Company rejected this agreement in connection with its Chapter 11 case effective as of March 24, 2003, and the claim submitted by AOLTW relating to this agreement will be treated as a general unsecured claim in the Company’s Chapter 11 case.

23.          Transactions with Verizon

Operating Agreements

As part of the Level 3 Agreement, Level 3 acquired substantially all of the Company’s principal operating agreements with Verizon in February 2003.  As a result, Genuity has no further rights or obligations under these agreements.  The following is a description of certain provisions of the principal agreements between Genuity and Verizon.

In connection with the separation of Genuity from GTE as a result of the merger of GTE and Bell Atlantic Corporation, on the date of Genuity’s initial public offering, Genuity entered into certain agreements with Verizon and/or certain of its affiliates including transition services agreements, a Purchase, Resale and Marketing agreement, intellectual property-related agreements, a network monitoring agreement and real estate agreements. The term of the transition services and network monitoring agreements varied in length from three to twelve months and have all expired. The fees charged under the transition services agreements were primarily fixed and were based on historical costs and comparable market prices.

Under the Purchase, Resale and Marketing agreement, Verizon agreed to purchase at least $500 million of certain defined Genuity services over a five-year period. Effective April 30, 2002, the Company and Verizon amended this agreement. Under this amendment, Verizon made a $100 million prepayment in the second quarter of 2002, the total purchase commitment was reduced from $500 million to $491 million and the minimum purchase commitment of $200 million due by June 22, 2003 was deemed satisfied and discharged. This prepayment is reflected in deferred revenue and advances payments within liabilities subject to compromise in the accompanying consolidated balance sheets. The Company recognized revenue associated with this prepayment as the underlying services were provided to Verizon. As of December 31, 2002, $52.0 million of the $100 million prepayment had been recognized as revenue.  This agreement was assumed and assigned to Level 3 on February 4, 2003.  Verizon stipulated on January 24, 2003, that in the event the Purchase, Resale and Marketing agreement was assumed and assigned to Level 3, any claim for prepaid service credits under that agreement would no longer constitute a liability of Genuity.

In October 1998, GTE, now part of Verizon, granted to TELUS Corporation an exclusive license to use Genuity’s trademarks and technology in Canada for the provision of telecommunications services, including Internet services. In connection with the separation of Genuity from GTE as a result of the merger of GTE and Bell Atlantic, Genuity entered into a licensing arrangement with TELUS (the “TELUS Agreement”) to grant it similar rights with respect to all trademarks and proprietary technology that Genuity owned, developed or had the right to sublicense on or after June 30, 2000 for use in providing telecommunications services, including Internet Services.  The TELUS Agreement also limited Genuity’s rights to directly provide telecommunications services in Canada. However, the TELUS Agreement did not preclude other commercial business with TELUS.  On November 3, 2000, Genuity entered into a side letter agreement (the “TELUS Side Letter”) with Verizon, pursuant to which Verizon would pay Genuity a total of $45 million over the five-year period ending on December 31, 2004 in accordance with the payment schedule and other terms included in the side letter.  On May 2, 2003 Genuity, TELUS and Verizon entered into a settlement agreement pursuant to which the TELUS Agreement and the TELUS Side Letter are deemed to be terminated on February 4, 2003 subject to approval by the Bankruptcy Court.  On May 4, 2003, Level 3 requested that Genuity assume and assign the TELUS Agreement and the TELUS Side Letter to Level 3 on or after June 17, 2003 to the extent that the TELUS Settlement is not approved by the Bankruptcy Court.

Effective January 3, 2002, Genuity entered into an agreement (the “Memorandum of Understanding” or “MOU”) with Verizon Services Corp., Telesector Resources Group, Inc. and GTE Consolidated Services Inc., each on behalf of certain Verizon operating telephone companies and Verizon Advanced Data Inc. and Verizon Advanced Data-Virginia, Inc. (collectively, “Verizon Services”) under which Verizon Services would provide dedicated access services, frame relay, ATM, and certain other services (collectively “Access Services”). Under the MOU, Genuity agreed to purchase an aggregate minimum of $283 million of Access Services over a five-year period. The MOU stated that Verizon Services was not obligated to provide services in a state until it received all necessary regulatory and other governmental approvals.  In the event that such approval process materially and adversely changed the rights, obligations or risks of Verizon Services or Genuity, the parties agreed to negotiate in good faith to reach new terms that would satisfy their original intentions and in the event they were unable to agree upon such terms, either party was given the right to terminate the MOU or affected services.  The MOU also provided that, in the event of such a termination, Genuity would not be subject to any termination or shortfall liability, nor to any other liability that would otherwise apply under Verizon Services’ tariffs.   In July 2002, Verizon Services verbally notified Genuity that the Federal Communications Commission (“FCC”) had refused to approve the MOU because the FCC disapproved the MOU’s waiver of termination liabilities and required a cost justification from Verizon Services. Verizon Services did not provide the FCC with a cost justification for the waiver and advised Genuity that they had no intent to do so. The waiver would have protected Genuity from substantial termination liabilities in migrating a large number of previously provisioned Verizon circuits to the MOU pricing structure and terms.  Genuity took the position that any prospect of imposing termination liabilities would eliminate most or all of the benefit of the MOU for Genuity. Genuity attempted to negotiate new terms with Verizon Services that would satisfy the original intention of the parties, but was unable to come to an agreement that would meet this objective.  Consequently, on September 20, 2002, Genuity gave written notice to Verizon Services that Genuity was terminating the MOU due to failure by Verizon Services to secure necessary regulatory approval resulting in a material adverse change, and accompanied by the failure by Verizon Services to propose any alternative agreement that might satisfy the original intentions of the parties. Verizon Services has asserted that Genuity’s termination was not justified under the MOU and in a claim submitted to the Court asserted that Genuity owes various liabilities in the amount of $78.9 million.  The Company anticipates that this dispute will be resolved through the bankruptcy process.

In February 2002, the Company entered into a ISDN/PRI Services Agreement with Verizon, which re-priced existing ISDN/PRI local telecommunications services in certain states at rates which are lower than the rates Genuity was previously paying Verizon for these services. Under this agreement, Genuity agreed to purchase certain minimum amounts of ISDN/PRI services in certain states. The state-by-state purchase commitments continue over a period of three years, or less if the ISDN/PRI services are converted to Verizon CyberPOP services. All new ISDN/PRI services purchased by Genuity under this agreement had a minimum service term of three years. Amounts charged by Verizon were subject to tariff approvals from individual states.

Effective April 1, 2002, the Company and GTE.Net LLC d/b/a Verizon Internet Solutions and Verizon Internet Services, Inc. (collectively, the “Verizon Entities”) entered into an amendment to the Master Agreement under which Genuity provided Wholesale Dial Access services to the Verizon Entities. The amendment provided for, among other things, a reduction in the Verizon Entities’ minimum purchase commitment in 2002 and 2003 from $24 million to $20 million. This agreement was assumed and assigned to Level 3 on February 4, 2003.

Effective April 22, 2002, the Company entered into an agreement with Verizon Operating Telephone Companies for a CyberPOP solution. This agreement supplemented Genuity’s existing agreements with other vendors for managed modems. Amounts charged under the contract for the CyberPOP solution were based on tariff-approved rates. The agreement had a minimum term of 36 months with renewal options. This agreement was assumed and assigned to Level 3 on February 4, 2003.

The Company and GTE.Net LLC d/b/a Verizon Internet Solutions entered into an amendment effective August 5, 2002, to the Master Agreement under which Genuity provided Wholesale ISP DSL services to Verizon.  Under this amendment, the rates paid by Verizon for both consumer and non-consumer DSL services were modified. The term of the Master Agreement was extended to March 31, 2003 with an agreement to further extend the term to March 31, 2005, subject to agreement by the parties on rates and other terms and conditions. Genuity became Verizon’s preferred provider of IP backbone services, and any obligation of Genuity to provide local loop services was eliminated resulting in Verizon becoming responsible for coordinating all aspects associated with installing new DSL customers, including the acquisition of the local loop and customer premise equipment (“CPE”). As a result of this amendment, starting with the quarter ended September 30, 2002, Genuity no longer recognized the revenue related to the provisioning of digital subscriber line (DSL) local loops and CPE, which accounted for approximately $108.6 million for the first six months of 2002. The lower revenues were essentially offset by a similar reduction in expenses associated with the elimination of the local loop, CPE and other charges related with provisioning new subscribers. This agreement was assumed and assigned to Level 3 on February 4, 2003.

On January 24, 2003, the Bankruptcy Court approved a settlement agreement entered into by Genuity and Verizon on November 27, 2002.  Under the settlement agreement, Genuity agreed to release Verizon, its affiliates, officers, directors, employees and representatives from any claims arising out of or related to (a) the spin-off of Genuity in June 2000, (b) Genuity’s IPO, (c) any actions by Verizon as a customer, creditor, supplier, stockholder or director of Genuity, (d) any inequitable actions by Verizon, (e) the Verizon Facility, (f) Verizon’s termination of its right to convert its shares in Genuity into a controlling interest in Genuity and the resulting termination of the Verizon Facility, (g) the Bank Facility, (h) the sale of substantially all of Genuity’s long-lived assets to Level 3, and other claims related to Genuity.  In return, Verizon agreed to release Genuity, its affiliates, officers, directors, employees and representatives from any claims arising out of or related to (a) the spin-off of Genuity in June 2000, (b) Genuity’s IPO, (c) the management of Genuity, (d) any inequitable conduct, or (e) Genuity’s decision to request a draw under the Bank Facility in July 2002.

Credit Agreement

On March 5, 2001 the Company entered into the Verizon Facility, a $2 billion credit facility with Verizon Investments Inc., a wholly-owned subsidiary of Verizon. As of December 31, 2002, the $1.15 billion outstanding was in default and has been classified as Verizon borrowings within liabilities subject to compromise in the accompanying consolidated balance sheets.  (See Note 12 for further discussion.)

24.          Condensed Consolidating Statements

The following statement reflects the asset, liability and equity balances of the Debtor and Non-Debtor entities as of December 31, 2002.

	Debtors	Non-Debtors	Adjustments and Elims	Consolidated

ASSETS
Current assets	$1,127,410	$17,605	$(38,020)	$1,106,995
Property, plant and equipment, net	500,701	—	—	500,701
Intangibles, net	20,414	—	—	20,414
Other assets	(4,933)	—	9,330	4,397
Total assets	$1,643,592	$17,605	$(28,690)	$1,632,507

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities not subject to compromise	$52,753	$26,935	$(25,365)	$54,323
Liabilities subject to compromise	3,912,774	—	(12,655)	3,900,119
Total liabilities	3,965,527	26,935	(38,020)	3,954,442
Total stockholders’ deficit	(2,321,935)	(9,330)	9,330	(2,321,935)
Total liabilities and stockholders’ deficit	$1,643,592	$17,605	$(28,690)	$1,632,507

The separate income statements of the Debtor and Non-Debtor entities for the year ended December 31, 2002 have not been presented as the results of operations for the Non-Debtors are not material compared to the consolidated results.